UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Pacific Capital Bancorp

(Name of Registrant as Specified In Its Charter)

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P. O. Box 60839

Santa Barbara, CA 93160-0839

March 19, 2010

Notice of the 2010 Annual Meeting of Shareholders

Date and Time:	Thursday, April 29, 2010, at 10:00 a.m., Pacific Time

Place:	Lobero Theatre, 33 East Canon Perdido, Santa Barbara, California 93101

Agenda:	1. The election of 11 director candidates as described within the Proxy Statement, each for a term of one year;

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3. Approval of a non-binding advisory proposal on the compensation of the Company’s Named Executive Officers; and

4. To transact such other business as may properly come before the Annual Meeting of Shareholders, and any adjournment or postponement.

Record Date:	March 1, 2010

Voting:

Shareholders owning Pacific Capital Bancorp common stock at the close of business on March 1, 2010, or their legal proxy holders are entitled to vote at the Annual Meeting. Please refer to page 3 of this Proxy Statement for information about our confidential voting procedures.

On or about March 19, 2010, we will mail to our shareholders a copy of our Proxy Statement, a proxy or voting instruction card (the “Proxy Card”) and our Annual Report for the fiscal year ended December 31, 2009 filed on Form 10-K (the “2009 Annual Report”).

Your Vote is Important. Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the enclosed Proxy Card.

List of Shareholders:	A list of shareholders entitled to vote at the Annual Meeting of Shareholders will be available in the Secretary’s office at the Company’s headquarters for inspection by shareholders for any purpose related to the Meeting during ordinary business hours 10 days prior to the date of the Meeting.

Important Notice:	Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 29, 2010.

The 2009 Annual Report on Form 10-K and the Proxy Statement to Shareholders are available at www.pcbancorp.com/investors.

By Order of the Board of Directors,

Carol Zepke
Executive Vice President & Corporate Secretary

i

ii

P.O. Box 60839

Santa Barbara, CA 93160-0839

March 19, 2010

2010 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Your Board of Directors is providing you with these proxy materials in connection with its solicitation of proxies to be voted at our 2010 Annual Meeting of Shareholders and at any postponement or adjournment of the Annual Meeting. In this Proxy Statement, Pacific Capital Bancorp may also be referred to as “we,” “our,” or “the Company.” This Notice of Annual Meeting, Proxy Statement, and Proxy Card, together with the Company’s Annual Report for the fiscal year ended December 31, 2009 on Form 10-K (the “2009 Annual Report”), are being mailed starting on or about March 19, 2010.

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Your Board is asking you to vote on the following items at the Annual Meeting:

•	Elect 11 Directors named in this Proxy Statement;

•	Ratify the appointment of the independent registered public accounting firm; and

•	Approve the non-binding advisory proposal on the compensation of the Company’s Named Executive Officers.

APPOINTMENT OF PROXY HOLDERS

Your Board asks you to appoint George S. Leis and Carol M. Zepke as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting the proxy card provided to you and using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you indicate otherwise on the proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters that are not known by your Board as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

RECORD DATE AND VOTING INSTRUCTIONS

Shareholders owning Pacific Capital Bancorp common stock at the close of business on March 1, 2010 (the “Record Date”), or their legal proxy holders are entitled to vote at the Annual Meeting.

Shareholders of record (i.e., shareholders who own their shares in their own name on the books of the Company) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (i.e., shareholders who own their shares through a bank, broker or other holder of record) can vote by the method explained on the proxy card, voting instruction card or other information you receive from the bank, broker or other holder of record. We encourage you to vote on the Internet or by telephone. They are convenient, and they save us significant postage and processing costs. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

The telephone and Internet voting procedures are designed to verify that you are a shareholder of record by use of a control number and to allow you to confirm that your voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. EDT on April 28, 2010.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting on the Internet. You may vote by proxy on the Internet. The website for Internet voting is http://www.proxyvoting.com/pcbc. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

Voting by Mail. You may vote by proxy by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Pacific Capital Bancorp, c/o BNY Mellon Shareowner Services, P.O. Box 3510, South Hackensack, N.J. 07606-9210.

Voting in Person at the Annual Meeting. You may vote by proxy by completing, signing, dating and returning your proxy card in person at the Annual Meeting. Your Board recommends that you vote using one of the other voting methods since it is not practical for most shareholders to attend the Annual Meeting. However, the method by which you vote your proxy card will not limit your right to vote at the Annual Meeting if you decide to attend in person. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting.

Beneficial Holders. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

Voting shares held in the Pacific Capital Bancorp Incentive & Investment/Salary Savings Plan or the Employee Stock Ownership Plan (collectively, the “Savings Plans”). If you hold shares in the Savings Plans, your completed Proxy Card will serve as a voting instruction card for the trustee, The Charles Schwab Trust Company. If you do not vote your shares or specify your voting instructions on your Proxy Card, the administrators of the Savings Plans or the trustee will vote your shares in favor of management’s recommendations. To allow sufficient time for voting by the trustee and the administrators of the Savings Plans, they must receive your voting instructions by April 22, 2010.

Revoking Your Voting Instructions to Your Proxy Holders. If you are a shareholder of record and you vote by proxy using any method, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to Pacific Capital Bancorp, Attn: Corporate Secretary, P. O. Box 60839, Santa Barbara, CA 93160-0839;

•	submitting a proxy card with a later date and signed as your name appears on the stock account;

•	voting at a later time by telephone or the Internet; or

•	voting in person at the Annual Meeting.

CONFIDENTIAL VOTING. The Company has a confidential voting policy to protect the privacy of our shareholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions.

QUORUM AND VOTING REQUIREMENTS. At the close of business on the Record Date, there were 47,250,197 shares of Pacific Capital Bancorp common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share is entitled to one vote.

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

Abstentions and “Broker Non-Votes.” Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the Annual Meeting. A “broker non-vote” occurs when a broker or other shareholder of record holding shares for a beneficial owner submits a proxy for a shareholder meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received instruction from the beneficial owner.

Broker Discretionary Voting. Brokers, as the holders of record of shares, are permitted to vote on “routine” matters, such as the ratification of an independent registered public accounting firm, but not on non-routine matters. Effective January 1, 2010, due to recent changes to the rules enacted by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”), voting for directors in uncontested elections is no longer considered a “routine” matter, and therefore, brokers will not be permitted to cast votes on Proposal 1, the election of Directors, at the Annual Meeting without instructions from their customers. The new rules regarding broker discretionary voting do not effect a broker’s ability to use its discretion to cast votes on uninstructed shares in connection with Proposal 2, the ratification of the independent registered public accounting firm, and Proposal 3, the non-binding advisory proposal on the compensation of our Named Executive Officers, as both of these proposals continue to be considered “routine” matters.

Election of Directors. The eleven (11) Director nominees receiving the most affirmative votes will be elected to the Board of Directors.

Ratification of Ernst & Young LLP (“EY”) as our Independent Registered Public Accounting Firm. An affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of EY as our independent registered public accounting firm.

Approval of a Non-Binding Advisory Proposal on the Compensation of our Named Executive Officers. An affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to approve the non-binding advisory proposal on the compensation of our named executive officers.

INTERNET ACCESS TO PROXY MATERIALS

The 2010 Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report are available on our website at www.pcbancorp.com/investors. Instead of receiving future copies of these documents by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at http://www.proxyvoting.com/pcbc, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please review the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

The Company will bear the cost of this proxy solicitation. We reimburse brokers, nominees, fiduciaries and other custodians’ reasonable fees and expenses in forwarding proxy materials to shareholders. Directors, officers and employees of the Company or our proxy solicitor may solicit proxies on behalf of the Company in person or by telephone, facsimile or other means. Employees do not receive additional compensation for soliciting proxies. We retained the services of Morrow and Co., LLC, 470 West Avenue, Stamford, Connecticut to assist us with soliciting proxies this year for $7,500 (plus out-of-pocket expenses).

Representatives of our transfer agent, BNY Mellon Shareowner Services, will tabulate the votes and act as Inspectors of Election.

VOTING RESULTS OF THE MEETING

We will announce preliminary voting results at the Annual Meeting and subsequently publish the results of the votes, including the name of each Director elected at the meeting, as well as a brief description of each matter voted upon, in a Current Report on Form 8-K to be filed with the SEC within four business days after the date of our Annual Meeting (on or before May 5, 2010). You may view this Current Report on Form 8-K, when available, on the Internet through the SEC’s website at www.sec.gov or through our website at www.pcbancorp.com/investors.

MULTIPLE PROXY CARDS.

If you receive multiple proxy cards, your shares are probably registered differently or are in more than one account. Vote all proxy cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, BNY Mellon Shareowner Services, 888-835-2829; otherwise, contact your brokerage firm.

ANNUAL MEETING BUSINESS MATTERS

ITEM 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the number of Directors shall be not less than nine (9) nor more than seventeen (17), with the exact number fixed by resolution of the Board. The Board has approved an increase of the number of Directors on the Board from ten (10), the current number of Directors, to eleven (11) effective as of the day of the Annual Meeting, April 29, 2010. Your Board of Directors, upon the recommendation of its Governance & Nominating Committee, has nominated eight continuing Directors and three new Directors for election at the Annual Meeting. The continuing Director nominees are Edward E. Birch, Chairman of the Board, Richard S. Hambleton, Jr., D. Vernon Horton, Roger C. Knopf, George S. Leis, John R. Mackall, Richard A. Nightingale, and Kathy J. Odell. The new Director nominees are H. Gerald Bidwell, S. Lachlan Hough and William R. Loomis, Jr. Each of the nominees has consented to serve if elected. However, pursuant to the Memorandum of Understanding that we entered into with the Federal Reserve Board on May 18, 2009, each new Director nominee will be subject to regulatory review and potential disapproval from serving as a Director.

Directors are elected annually and serve until the next annual meeting of shareholders and until such Director’s successor has been elected and qualified. If any nominee is unable to serve as a Director, which we do not anticipate, the Board, by resolution, may reduce the number of Directors or choose a substitute.

Robert W. Kummer, Jr., and Clayton C. Larson are not standing for re-election. Mr. Larson will continue to provide advice and support to the Board and the CEO in his capacity as Executive Vice President, Community Banking Executive (North). Information about Mr. Larson is disclosed under the “Named Executive Officers” section and elsewhere within this proxy statement. The Board expresses their sincere gratitude to Messrs. Kummer and Larson for their service and contributions to the Board of Directors.

Your Board unanimously recommends a vote “FOR” each of the nominees below.

H. Gerald Bidwell New Director Nominee

Mr. Bidwell, 67, is an experienced financial services professional. In 1984, he founded Bidwell & Company, a national, full-service discount commission brokerage house which was purchased by TD Ameritrade in 2004. Mr. Bidwell was President & CEO of Black & Company, a regional brokerage firm (1975 to 1984). He is a former Member of the Chicago Stock Exchange, the National Association of Securities Dealers, and the Securities Investor Protection Corporation. He is an active participant in numerous community organizations in the Santa Barbara area and serves on the board of M Fund, an investment management company. Mr. Bidwell holds a BS in Finance from the University of Oregon.

Skills, knowledge and values: Mr. Bidwell brings a strong knowledge of the financial services industry, the capital markets, the regulatory environment, and the strategic planning process. His skills will provide insight into regulatory compliance oversight, as well as in-depth experience in portfolio investment strategies.

Edward E. Birch

Chairman of the Board of Directors

Chairman of the Directors’ Compliance Committee

Chairman of the Executive Committee

Director since 1983

Dr. Birch, 71, serves as independent Chairman of the Board of the Company and its subsidiary, Pacific Capital Bank, N.A. (the “Bank”). Prior to his appointment as Chairman in April 2004, he served as independent Lead Director. Dr. Birch also serves as Trustee of the Margaret C. Mosher Trust, and President & Chief Executive Officer of the Mosher Foundation. He served as Executive Vice President of Westmont College in Santa Barbara (1993 to 2001); Vice Chancellor of the University of California Santa Barbara (1976 to 1993); and Vice President, Business Units, of the 1984 Olympic Games in Los Angeles. He is a Member of the Board of Trustees of Westmont College, Vice Chairman of Cottage Health Systems, Chairman of the Channel City Club, a Member of the Board of Trustees of the UCSB Foundation, a Director of the Community Arts Music Association; and a Member of the Advisory Board of Johns Hopkins University. Dr. Birch holds a BS from The State University of New York, an MA from Ohio University, and received his Ph.D. from Michigan State University.

Skills, knowledge and values: Dr. Birch is a long-tenured member of the Board and has developed deep client and shareholder relationships through his association with numerous civic and community organizations in the greater Santa Barbara community. He has demonstrated experience in audit and regulatory oversight in the private sector and published numerous management-related articles. While bringing strong leadership to the Board, he encourages a policy of open communication and ensures that decisions made by Directors always meet the highest ethical standards.

Richard S. Hambleton, Jr.

Chairman of the Directors’ Loan Committee

Audit Committee Member

Compensation Committee Member

Directors’ Compliance Committee Member

Executive Committee Member

Wealth Management Oversight Committee Member

Director since 2001

Mr. Hambleton, 61, is a partner at Hoffman, Vance & Worthington, which he joined in 1976 as a Management Associate and where he was named a partner in 1979. Hoffman, Vance & Worthington manages commercial and agricultural properties in Ventura and Santa Barbara counties. Mr. Hambleton began his career with W.E. Hutton, a New York investment banking company. His many professional associations include Agricultural Leadership Associates and the Ventura Maritime Foundation (Founder and President). Mr. Hambleton is a Director of Ventura Pacific Company, a California citrus cooperative, and is a past President of the Ventura County Taxpayers Association. He served for nine years on the Board of Directors of the Ventura Port District, including six years as its Chairman. Mr. Hambleton holds a BA from the University of Southern California.

Skills, knowledge and values: Mr. Hambleton is a licensed California real estate broker and successfully manages approximately 35,000 acres of agricultural property and 950,000 square feet of commercial property. This expertise well prepares him to Chair the Bank’s recently formed Directors’ Loan Committee, which provides oversight on matters relating to lending policy and strategy, as well as the overall credit culture of the Company. Mr. Hambleton’s close ties and leadership roles throughout Ventura County have been instrumental in driving growth in this key Company footprint.

D. Vernon Horton

Directors’ Loan Committee Member

Wealth Management Oversight Committee Member

Director since 1998

Mr. Horton, 70, works part-time for the Company. He began his banking career in 1964 with Valley National Bank in Salinas, California, and over the years, assumed increasing responsibilities in lending and operations. He became Chief Executive Officer of Valley National Bank in 1981 and Chairman of First National Bank of Central California in 1984. He was a Director of the Community Foundation of Monterey County, and previously served as Chairman of the Board of the Salinas Valley Memorial Hospital Foundation, and the Hartnell College Foundation. Mr. Horton attended Hartnell College, San Jose State University, and Stonier Graduate School of Banking at Rutgers University.

Skills, knowledge and values: Mr. Horton’s long tenure in the community banking sector makes him a valued member of the Board for his expertise in loan oversight, his familiarity with regulatory compliance, and his deep financial acumen. His strong presence in the Company’s northern communities remains key to the retention and growth of both customer and shareholder relationships.

S. Lachlan Hough

New Director Nominee

Mr. Hough, 61, was Managing Director and Area Head of Asia Pacific and the Subcontinent Region for American Express Bank Ltd. (1992 to 2004), and served as President & CEO of Security Pacific Asian Bank Ltd, Hong Kong (1988 to 1992). He serves as a Director to Recording for the Blind and Dyslexic and as an Advisory Board member for Shaw Kwei Partners (Hong Kong), a firm that specializes in private equity investments. Mr. Hough served as a member of the Board of Governors, United World College (2002 to 2004); and as a Director and Treasurer, American Association of Singapore (1997 to 2004). He holds a BA in Economics from the University of Redlands, and an MBA in Finance and Management from the University of Southern California.

Skills, knowledge and values: Mr. Hough has significant, diverse management experience in all aspects of global financial services operations. He has demonstrated leadership in forging strong commercial, governmental and regulatory relationships. He possesses substantial expertise in portfolio analysis, compliance, and risk management.

Roger C. Knopf

Chairman of the Governance & Nominating Committee

Audit Committee Member

Directors’ Compliance Committee Member

Executive Committee Member

Director since 1998

Mr. Knopf, 69, is President of Knopf Construction, Inc., a general building construction company located in Morgan Hill since 1976. He was a Founding Director (1983) and past Chairman of South Valley National Bank, today a brand of the Bank. He is Chairman of the Board of Regional Medical Center of San Jose, and serves on the board of Morgan Hill Rotary Club Endowment. For the past two years, he has served as President of Leadership Morgan Hill. Mr. Knopf attended San Jose State University and served in the U.S. Navy Reserve as a Plane Captain (flight engineer).

Skills, knowledge and values: As a Founding Director and Past Chairman of South Valley National Bank, Mr. Knopf is highly knowledgeable about and deeply committed to quality community banking. As Founder and Principal Owner of a successful construction company, he additionally possesses critical insight into trends affecting the local economy and building industry, as well as a strong knowledge of finance, sales and customer relationships.

George S. Leis

President & Chief Executive Officer

Executive Committee Member

Director since 2007

Mr. Leis, 50, is President & Chief Executive Officer of the Company. He joined the Company in 2006 as Executive Vice President overseeing Wealth Management and assumed the additional duties of Chief Information Officer later that year. Prior to joining the Company, Mr. Leis was the Managing Director, U.S. Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management. He also served as Senior Vice President & Director of Private Client Services Centers at Wells Fargo, and as Senior Vice President and Manager for Bank of America Private Bank. A Certified Trust & Financial Advisor, Mr. Leis serves on the Business School Advisory Board at California State University Northridge, the Graziadio School of Business & Management’s Board of Visitors at Pepperdine, the Foundation Board of California State University Channel Islands, and the Board of Directors of Channel Islands YMCA. Mr. Leis received his BS from California State University Northridge.

Skills, knowledge and values: Mr. Leis has extensive financial services expertise that includes the full range of commercial banking, retail banking, wealth management, information technology, and strategic and business planning. He has an open and direct communication style with the Board, shareholders, regulators and employees. He continually promotes the Bank’s community spirit by donating his time to numerous charities, and he led a bankwide effort to assist local residents who lost their homes during two major fires last year in Santa Barbara.

William R. Loomis, Jr.

New Director Nominee

Mr. Loomis, 61, is an independent financial advisor, corporate director, and investor. He was a General Partner and Managing Director at the investment bank Lazard Freres & Co. (1984 to 2002). After the formation of Lazard LLC in 2000, he was named Chief Executive Officer of the new entity. Mr. Loomis was a Limited Managing Director of Lazard LLC (2002 to 2004). He is a director of Limited Brands, Inc. (NYSE), and former director of Alcan Inc. (NYSE); Ripplewood LLC, a private leveraged investment company; and Engelhard Corporation (NYSE), a mineral and chemical technologies company (since acquired). Mr. Loomis was awarded the “Outstanding Director Award in 2006” by the Outstanding Directors’ Exchange. He holds a BA from Williams College; and an MBA from Harvard Business School; and completed Graduate Studies in American History at the University of California Santa Barbara.

Skills, knowledge and values: Mr. Loomis possesses significant expertise in financial strategy, acquisitions and mergers, investment banking, and problem solving. He is highly regarded for his many achievements in public company board member service, expertise which will be very valuable to the Company.

John R. Mackall

Chairman of the Wealth Management Oversight Committee

Directors’ Compliance Committee Member

Directors’ Loan Committee Member

Executive Committee Member

Director since 2004

Mr. Mackall, 60, is a founding partner in Seed Mackall LLP, a law firm which specializes in business matters and estate planning. He is Chair of the Director’s Council of the Kavli Institute of Theoretical Physics at the University of California Santa Barbara, and has served as Chair of the Cottage Health Systems Board of Directors. He is also a Director of the Alice Tweed Tuohy Foundation and the Volentine Family Foundation, and is a Member of the Board of Trustees of the William N. Pennington Foundation. He holds an AB from Harvard University (Honorary Harvard Scholar); and received his JD from Stanford University.

Skills, knowledge and values: Mr. Mackall is a Certified Specialist in Trust and Probate, which are critical skills in leading the Bank’s Wealth Management Oversight Committee. He has experience in merger and acquisition strategies, financial matters and regulatory and compliance requirements. He brings insightful knowledge of our customers, management and community to the Board.

Richard A. Nightingale, CPA

Chairman of the Audit Committee

Directors’ Compliance Committee Member

Executive Committee Member

Governance & Nominating Committee Member

Director since 2000

Mr. Nightingale, 62, provides consulting services to Damitz, Brooks, Nightingale, Turner & Morrisset, a Santa Barbara certified public accounting firm with approximately 50 professional and administrative personnel. He formerly served as President & Chairman of the Board at the firm (1986 to 2007). He began his accounting career with the international accounting firm of Arthur Andersen & Co. He is a Member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He is a Member and Past President of the Board of Directors of United Way of Santa Barbara and Past President of the Santa Barbara Rotary Club. He is also a member of the Boards of Directors of the Volentine Family Foundation and the Page Family Foundation. Mr. Nightingale holds a BS from California Polytechnic State University, San Luis Obispo.

Skills, knowledge and values: Mr. Nightingale has extensive experience in corporate finance, accounting, taxation, strategic planning, personnel and compensation management, auditing, financial statements, risk management and capital management. He completed 93 hours of course work in audit, accounting and tax matters in 2009 and Chairs the Company’s Audit Committee.

Kathy J. Odell

Chair of the Compensation Committee

Directors’ Compliance Committee Member

Executive Committee Member

Governance & Nominating Committee Member

Wealth Management Oversight Committee Member

Director since 1999

Ms. Odell, 64, is an entrepreneur and consultant. She formerly served as Chief Executive Officer of Inogen, Inc., a Santa Barbara manufacturer of respiratory devices for the home healthcare market (2002 to 2008), and Vice President of Enterprise Services for Agility Communications, Inc. (2000 to 2001). In 1985 she co-founded Medical Concepts a developer and manufacturer of devices for minimally invasive surgery, which was sold to Karl Storz GmbH in 1990. Ms. Odell served as the Managing Director of Karl Storz Imaging, Inc., from 1990 to 1999. Ms. Odell is active in promoting entrepreneurial growth in the Santa Barbara area. She is a Director of Women’s Economic Ventures, an organization that provides entrepreneurial training and small business loans to women, and is a member of the UCSB Foundation Board of Trustees. She holds a BA from Stanford University.

Skills, knowledge and values: Ms. Odell has extensive management experience in the full range of business operations, budgeting, strategic planning, organizational development, marketing strategies, human resources and capital formation for entrepreneurial companies in the technology and health care industries.

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of Ernst & Young LLP (“EY”) to serve as its independent registered public accounting firm for 2010. Representatives of EY will be present at the Annual Meeting to answer appropriate questions and will have the opportunity to make a statement if they desire to do so.

The Board is asking our shareholders to ratify the selection of EY as the Company’s independent registered public accounting firm. Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of EY to the shareholders for ratification because it values the shareholders’ views on the Company’s independent public accounting firm and as a matter of good corporate practice. In the event that the shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Your Board of Directors unanimously recommends a vote “FOR” the ratification of EY as its independent registered public accounting firm for 2010.

ITEM 3—APPROVAL OF A NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As a result of our participation in the Capital Purchase Program portion of the federal government’s Troubled Asset Relief Program and pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), we are required to submit to our shareholders a non-binding proposal to approve the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and any related disclosure. Shareholders are encouraged to carefully review the executive compensation sections of this Proxy Statement outlining the Company’s executive compensation program.

Accordingly, the Board of Directors hereby submits for shareholder consideration, the proposal set forth below, commonly known as a “say-on-pay proposal”:

“Resolved, that the shareholders hereby approve the compensation of our named executive officers as reflected in this proxy statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and all related material.”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders, and, accordingly, recommends a vote in favor of this proposal.

In the event this non-binding proposal is not approved by our shareholders, such a vote shall not be construed as overruling a decision by the Board of Directors or the Compensation Committee, nor create or imply any additional fiduciary duty by the Board of Directors or Compensation Committee, nor shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and the Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.

Your Board of Directors recommends a vote “FOR” this proposal on the compensation of our Named Executive Officers.

BOARD LEADERSHIP STRUCTURE, QUALIFICATIONS AND RISK OVERSIGHT ROLE

Separate Chairman of the Board, and President and Chief Executive Officer

The position of Chairman of the Board and the office of President and Chief Executive Officer are held by different persons. The Chairman of the Board, Edward E Birch, is an independent director and became Chairman in 2004, after 21 years of service on the Board. He attends the standing committees of the Board (Audit, Compensation, and Governance & Nominating), chairs the Bank’s Compliance Committee and attends the Directors’ Compliance Committee. The duties of these committees are described on pages 18 through 22.

The duties of our Chairman of the Board include providing strategic leadership and guidance; presiding at the meetings of the Board and executive sessions of independent Directors; calling executive sessions and special meetings of the Board; establishing agendas for meetings of the Board and independent Directors with advice from senior management and outside advisors; advising and consulting with the President and Chief Executive Officer, other executive officers, including our senior risk officers, and the chairmen of the Audit, Compensation, and other standing committees regarding strategies, risks, opportunities, and other matters.

Our President and Chief Executive, George S. Leis, was appointed to those offices on April 1, 2007, after previous service as Executive Vice President, Wealth Management & Information Technology. He is the principal management officer of the Company, with responsibility for the direction and supervision of its executive and senior management and the operations of the Company and the Bank. His duties include developing strategic and tactical initiatives in consultation with other members of executive management and implementing approved strategic and tactical plans and initiatives.

We believe the separation of the two offices is the appropriate leadership structure for the Company. The division of duties is especially appropriate as legal and regulatory requirements applicable to the Board and its committees continue to expand, and help provide the appropriate levels of communication between the Board of Directors and Executive Management for Board oversight of the Company and its management.

Board Membership Criteria

Members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the core values of the Company. Members are selected based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths. They should be able to provide insights and practical wisdom based on their experience and expertise; be committed to enhancing shareholder value; and have sufficient time to effectively carry out their duties.

Service on other boards of public companies should be limited to a reasonable number. As a general guideline, a director should be limited to serving on three additional boards of public companies, and two additional boards if such a director serves as a CEO of a public company.

Director Qualifications

Each year, the Governance & Nominating Committee reviews the appropriate skills and characteristics required of Directors in the context of the current composition of the Board of Directors with the goal of creating a balance of knowledge, experience, diversity, and basic knowledge of the banking industry, financial regulatory system and banking regulations. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former

Directors, professional search firms and shareholder nominations. Nominees for Director are evaluated, in consultation with the Company’s Chairman and by the Governance & Nominating Committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential Director nominees. The new Director nominees, H. Gerald Bidwell, S. Lachlan Hough and William R. Loomis, Jr., were each recommended to the Governance & Nominating Committee by a former non-management Director.

The Governance & Nominating Committee considers several factors when making its determination whether a nominee is qualified for the position of Director, including: independence; the highest professional and personal ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; and the overall diversity of skills and knowledge represented on the Board in banking, finance, business, academia, technology and other special skills relevant to the strategic needs of the Company.

Decisions regarding continued service of Directors are made based on a similar analysis as described above, along with expected contributions to the Board of Directors in furtherance of the interests of shareholders and regardless of gender or race. Experience and qualifications are noted in the Director biographies, beginning on page 5, and within the committee descriptions and certifications within this Proxy Statement.

Risk Oversight and the Board

The Board is actively involved in and responsible for oversight of risks that could affect the Company. The Board satisfies this responsibility through written or oral reports directly from officers with oversight responsibility for particular risks within the Company. A risk dashboard is submitted regularly to the Board of Directors that reports risk trends, results of strategic and capital plan monitoring, results of regulatory issue monitoring and financial, credit and operational key risk indicators. The Board is assisted by its committees, including the Audit Committee and the Compensation Committee, whose duties are described below, as well as the Director’s Loan Committee, responsible for oversight of credit polices and risks, and the Directors’ Compliance Committee, responsible for oversight of compliance with banking regulatory matters. These committees regularly provide reports of their activities and conclusions to the full board for discussion and acceptance.

The Chairman of the Board and the President and Chief Executive Officer address risk matters at the regular Board meetings. In addition to Mr. Leis, other members of senior management, including senior risk and credit officers, regularly provide reports directly to the Board of Directors in the Board meetings. The Chief Risk Officer has an independent reporting line to the Audit Committee of the Board.

CORPORATE GOVERNANCE

Director Independence

The Board has affirmatively determined that each non-employee Director (Dr. Birch, Mr. Hambleton, Mr. Knopf, Mr. Mackall, Mr. Nightingale and Ms. Odell), and each new Director nominee (Mr. Bidwell, Mr. Hough and Mr. Loomis, Jr.) are independent in accordance with the Marketplace Rules of the NASDAQ Stock Market, Inc. (“NASDAQ Marketplace Rules”) and that no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of any of the Company’s Directors or Director nominees. Messrs. Horton and Leis are employee Directors of the Company. All members of the Board’s standing committees (Audit, Compensation, and Governance & Nominating) are independent Directors.

Role of the Board of Directors

The Directors are elected annually by the shareholders to oversee the actions and results of the Company’s management. Their responsibilities include:

•	monitor overall corporate performance, the integrity of the Company’s financial controls and the effectiveness of its legal compliance programs;

•	oversee management and plans for the succession of key executives;

•	select, encourage, advise and annually review and address the compensation of the Chief Executive Officer;

•	review and adopt the Company’s long-term strategic direction and approve specific objectives;

•	ensure that necessary resources are available to pursue the strategies and achieve objectives;

•	with management, develop broad strategies for enhancing shareholder value; and

•	appoint special committees as appropriate from time to time.

Executive Sessions

Independent Directors meet in executive sessions throughout the year, including meeting annually to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the CEO.

Evaluation of Board Performance

A Board assessment and Director self-evaluation are conducted annually in accordance with an established evaluation process and include evaluations of Director performance on committees. The Chairman of the Board and the Governance & Nominating Committee oversee this process and review the assessment and self-evaluations with the full Board.

Change in Principal Occupation of Director

An independent Director must tender his or her resignation for consideration by the Governance & Nominating Committee if there is a change in relevant circumstances (such as change of employment or residence or retirement), from that which existed at the time of the election of the Director.

Director Retirement Policy

The normal retirement policy is that a Director may not stand for re-election after reaching age 72. Employee Directors may not serve as Directors once their employment with the Company ends. The Board has the discretion, however, to extend the term of a Director beyond age 72 if the Director has specific expertise which is needed by the Company during the period of note.

Excessive Luxury or Expenditures Policy

The Company prohibits excessive or luxury expenditures on entertainment and events, office or facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for conferences, staff development, reasonable performance incentives or other similar measures conducted in the normal course of business operations of the Company. The Luxury Policy applies to all employees, officers and Directors of the Company.

Codes of Ethics

The Board expects all Directors, as well as officers and employees, to display the highest standard of ethics, consistent with the principles that have guided the Company over the years. The Company has an enterprise-wide Code of Ethics that provides formal guidance in an increasingly complex and demanding business environment. The Code of Ethics addresses several areas of corporate citizenship, including conflicts of interest, protection of confidential information, and compliance with various banking laws and regulations.

In addition, the Board has adopted an Ethics Policy that applies to the senior financial officers of the Company to ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations. Our Chief Executive Officer and Chief Financial Officer certify to such in all published financial statements.

Term of Office

Each Director elected at the Annual Meeting will serve until the next annual meeting of shareholders and until such Director’s successor has been elected and qualified. The Board does not have term limits, instead preferring to rely upon the retirement and annual evaluation procedures described herein as the primary methods of ensuring that each Director continues to act in a manner consistent with the best interests of the shareholders and the Company.

Director Stock Ownership Guidelines

Each member of the Board is expected to hold, at a minimum, an amount of shares at any one time equivalent to five times the Director’s annual retainer fee. A new Board member must own a minimum of $1,000 worth of shares at the time of election to the Board and has up to five years to attain the stock ownership level. In administering this policy, however, the Board takes into consideration the market fluctuations in our stock price that may create a situation in which a Director falls below the minimum level.

Director Education

A comprehensive orientation process is in place for new Directors, which includes written material, meetings with senior management, educational opportunities and site visits. In addition, Directors are encouraged to attend meetings of all Board committees to acquaint themselves with the work and operations of each committee. Directors receive ongoing continuing education through educational sessions at Board and/or committee meetings, the annual strategy retreat, and periodic communications between meetings. The Company has conducted accredited in-house director programs and encourages all Directors to attend educational programs on a variety of topics, including audit, executive compensation, corporate governance, risk oversight and regulatory compliance.

Communications with the Board of Directors

If you wish to communicate with the Board or any of its Directors, you may send your communication in writing to the Corporate Secretary, Pacific Capital Bancorp, P. O. Box 60839, Santa Barbara, CA 93160-0839. You must include your name and address in the written communication and indicate whether you are a shareholder of the Company. The Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate Directors. The Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances to the Board, but instead will forward such communications to the appropriate department within the Company for resolution. In such cases, the Corporate Secretary will retain a copy of the communication for review by any Director upon such Director’s request.

Transactions with Related Persons

It is the responsibility of each Director and prospective director to disclose to the Board any relationship that could impair his or her independence or any conflict of interest with the Company, including affiliations of a Director or prospective director or an immediate family member (defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone, other than domestic employees) who shares such person’s home, of a Director or prospective director with a (1) customer, supplier, distributor, dealer, reseller or other channel partner of the Company; (2) lender, outside legal counsel, investment banker or consultant of the Company; (3) a significant shareholder of the Company; (4) charitable or not-for-profit institution that has received or receives donations from the Company or (5) competitor or other person having an interest adverse to the Company. This policy is stated as part of our “Statement on Corporate Governance” and can be viewed on the governance documents section of our website at www.pcbancorp.com/investors.

Some of our Directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions do not involve credits which are different than those extended to non-Board customers or present more than a normal risk of collectibility or other unfavorable features. We have a very strong written policy regarding the review of the adequacy and fairness of our banking subsidiary’s loans to its Directors and Officers. The full Board reviews and approves Regulation O applicable loans to insiders throughout the year, and the Audit Committee reviews and approves other related party transactions when such transactions are determined to be fair and reasonable to the Company.

One of our Directors, Mr. Mackall, is a partner in the law firm of Seed Mackall LLP, which has provided, and continues to provide legal services to the Company. These services include representing the Company in real estate leasing matters and litigation. For fiscal years 2007, 2008 and 2009, payments made by the Company have not exceeded 5% of his firm’s gross revenues. Additionally, the firm provides legal services to estates of which the Bank is an executor and trusts of which the Bank is a Trustee. These legal services are not provided directly to the Bank, but rather to estates or trusts in which the Bank has a fiduciary role. The fees and costs billed by Seed Mackall LLP for these services to estates and trusts are excluded for purposes of determining the 5% threshold.

With respect to employees, the Company’s Code of Conduct provides written guidelines for outside business interests (sole proprietorship, partnership or ownership of ten percent or more of the stock of any business). Any outside association, business interest or employment must be disclosed in writing by the employee and may require prior approval from the division’s senior leader. Outside association or employment, which may present a conflict of interest, must be discussed with our internal audit department. The Board’s Audit Committee periodically reviews compliance with this Code.

COMMITTEE STRUCTURE

Board Committee Membership, Functions and Access to Independent Advisors

The standing committees of our Board of Directors are: Audit, Compensation, and Governance & Nominating. These committees are constituted and operated according to the requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and related rules and the NASDAQ Marketplace Rules. Each Committee is governed by a written charter that can be viewed on our Web site at www.pcbancorp.com and is available in print upon request. In addition, each member of the Audit Committee is independent and financially literate, as such terms are defined under the Exchange Act and related rules and the NASDAQ Marketplace Rules.

The Board and its committees meet regularly throughout the year and convene executive sessions and special meetings as appropriate. During 2009, the Board met 27 times, 23 of which were either special meetings or joint meetings with the Bank Board. The non-employee Directors meet in executive session during the majority of the Board meetings. During 2009, no Director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such Director served. All continuing Directors are expected to attend our Annual Meeting of Shareholders, and all Directors attended our 2009 Annual Meeting of Shareholders.

The Board and each Board committee have the right at any time to retain independent outside financial, legal or other advisors.

Membership for each of the Board Committees as of March 1, 2010 is listed below:

	Company Committees				Bank Committees
Director	Audit	Compensation	Governance & Nominating	Executive	Directors’ Compliance	Directors’ Loan	Wealth Management Oversight
Dr. Birch, Chairman				Chairman	Chairman
Mr. Hambleton	x	x		x	x	Chairman	x
Mr. Horton						x	x
Mr. Knopf	x		Chairman	x	x
Mr. Kummer		x	x	x		x
Mr. Larson
Mr. Leis				x
Mr. Mackall				x	x	x	Chairman
Mr. Nightingale	Chairman		x	x	x
Ms. Odell		Chair	x	x	x		x

Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of the Company’s independent registered public accountants. The Audit Committee has the authority to retain outside legal counsel, accountants and other experts or consultants, as it deems appropriate. In 2009, the Audit Committee held a total of 12 meetings; seven of which were special meetings to review financial and regulatory filings. The Audit Committee’s charter can be found on the Company’s website at www.pcbancorp.com/investors.

The Audit Committee’s responsibilities include:

•	Appointment, compensation, retention and oversight of the independent registered public accountants.

•

Approval of the scope, planning and staffing of the independent registered public accountants’ annual audit services; review significant accounting policies and adjustments recommended by the independent registered public accountants and address any significant, unresolved disagreements between the independent registered public accountants and management.

•	Review the annual audited financial statements with management and the independent registered public accountants prior to publishing the annual report and filing the Form 10-K with the SEC.

•

Review with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61 for the annual statements, SAS 100 for the quarterly statements and discuss with the independent registered public accountants their independence as required by SEC, Public Company Accounting Oversight Board (“PCAOB”) and NASDAQ Marketplace Rules.

•

Review with management and the independent registered public accountants any significant changes, significant deficiencies and material weaknesses regarding internal controls over financial reporting required by the Sarbanes Oxley Act. Oversight of the corrective action taken to mitigate any significant deficiencies and material weaknesses identified and ensure proper disclosure in the financial statements.

•

Review with management and the independent registered public accountants of the effect of any regulatory and accounting initiatives, changes, pronouncements as well as unique transactions and financial relationships.

•

Review with management and the independent registered public accountants the Company’s Code of Ethics for all employees and the Code of Ethics for Senior Financial Officers to ensure that they are adequate and up to date.

•	Oversight of the internal audit department and the audits directed under its auspices.

•

Review with management the results of all Regulatory Reports of Examination and provide oversight of the work plan, which will bring the Company into compliance with regulatory recommendations in a timely manner.

•	Oversight of complaints or anonymous expressions of concern from employees or others received by the Company regarding accounting, internal accounting controls, or auditing matters.

•	Establishment of a policy to ensure all non-audit services provided by the independent registered public accountants are approved prior to work being performed.

•	Ensuring that the lead and concurring partner of the independent registered public accountants serves in that capacity for no more than five fiscal years for the Company.

Audit Committee Financial Experts and Qualifications

The Board of Directors has determined that Mr. Nightingale, the Chairman of the Audit Committee, is an “audit committee financial expert” for purposes of the SEC’s rules and that each of the members of the Audit Committee is independent, as defined by the NASDAQ Marketplace Rules. In addition, Audit Committee members meet the following criteria established by the Board of Directors:

•

Each member is independent of management, as the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), Sarbanes Oxley Act, Office of the Comptroller of Currency, Federal Reserve Board, the SEC and NASDAQ Marketplace Rules define such independence.

•

No member has a borrowing relationship with the Bank or divisions of the Bank that is of such size or importance to the member as to compromise the member’s independence. Moreover, as a Director subject to Regulation “O” of the Federal Reserve Board, each member is also subject to the limitations and restrictions on borrowings as defined in the Company’s credit policy.

•	Members have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

•

No member is a large customer, director, employee or agent of, or otherwise represents, a large customer of the Company, as such terms are defined in applicable regulations or guidelines of the Office of the Comptroller of Currency, Federal Reserve Board and NASDAQ Marketplace Rules.

Audit Committee Report

The following Audit Committee Report should not be deemed filed or incorporated by reference into any other document, including Pacific Capital Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the completeness and accuracy of financial statements and the reporting processes, including the system of internal controls.

The Audit Committee meets and holds discussions with management and its independent registered public accountants, Ernst & Young LLP (“EY”). The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2009 with management and EY. The Chief Executive Officer and the interim Chief Financial Officer have certified that, based on their knowledge, the financial statements and other financial information included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2009, present, in all material respects, the financial condition, results of operations and cash flows of the Company. Also, the Audit Committee has discussed, with management and EY, management’s assertions of the effectiveness of the Company’s internal controls as they relate to financial reporting.

Discussions were also held with EY concerning matters required by the Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees) for the annual statement, SAS 100 for the quarterly statements and related disclosures. In addition, the Audit Committee has reviewed with EY, their independence to the Company, its management as required by SEC, the Public Company Accounting Oversight Board (PCAOB) and NASDAQ Stock Market Rules.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Audit Committee has discussed with management and EY, independence issues regarding the fees that were billed by EY during the fiscal year 2009. The Audit Committee approved audit, audit-related and tax services.

Pacific Capital Bancorp Audit Committee

Richard Nightingale, CPA, Chairman

Roger Knopf

Richard Hambleton

Audit and Non-Audit Fees

The following table sets forth the fees billed to the Company for the audit of the Company’s annual financial statements for the years ended December 31, 2009, and December 31, 2008, and fees billed for other services rendered by EY during those periods.

	2009	2008
Audit Fees(1)	$2,255,000	$2,035,000
Audit-Related Fees(2)	225,000	352,000
Tax Fees(3)	243,000	240,550
All Other Fees(4)	0	0

Total Fees	2,723,000	$2,627,550

(1)	Audit Fees are fees for professional services rendered by the Company’s independent registered public accountants for the annual audit of the Company’s financial statements and quarterly reviews of financial statements, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include the audit of internal controls over financial reporting required by section 404 of the Sarbanes Oxley Act.
(2)	Audit-Related Fees are for assurance and related services by the Company’s independent registered public accountants that are reasonably related to the performance of the annual audit or quarterly review of the Company’s financial statements and are not reported under audit fees. EY provided audit-related services for Refund Anticipation Loan agreed upon procedures, audits of the financial statements for the Company’s benefit plans, section 404-advisory assistance and SEC reporting.
(3)	Tax Fees are fees for professional services rendered by the Company’s independent registered public accountants for tax compliance, tax advice, and tax planning. In 2009 and 2008, Washington Council Ernst & Young provided tax legislative and policy monitoring services dealing with proposals before Congress that would modify the Internal Revenue Code rules governing refund anticipation loans. Amounts in this column represent fees paid to this firm.
(4)	All Other Fees are fees for products and services provided by the company’s independent registered public accountants, other than the services reported under audit fees, audit-related fees, and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to ensure that they do not impair the auditors’ independence. The SEC’s rules specify the types of non-audit services that the independent registered public accountants may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accountants.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent registered public accountants to the Company or any of its subsidiaries. The Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

In 2009, EY’s fees for audit-related services were approximately 10% of audit fees and for tax services approximately 11% of audit fees. All of the audit-related fees and tax fees disclosed above were pre-approved by the Audit Committee.

Compensation Committee

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. In 2009, the Compensation Committee held a total of 13 meetings, five of which were joint sessions with the Governance & Nominating Committee. The Compensation Committee’s charter can be found on the Company’s website at www.pcbancorp.com/investors.

The Compensation Committee’s responsibilities include:

•

Oversee the Company’s overall compensation structure, policies, and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and employees. Annually review and approve the structure and overall size of the Company’s incentive pool used to compensate officers and employees.

•	Assess the compensation and performance of the Chief Executive Officer and recommend the CEO’s compensation package to the non-employee Directors for approval.

•	Oversee the Company’s incentive compensation plans, equity-based compensation plans, and benefit plans and approve all equity awards of the Company.

•	Establish and modify the terms and conditions of employment of executive officers, by contract or otherwise, including severance arrangements and change-in-control provisions.

•	Review the compensation of Directors for service on the Board and its committees and recommend changes in the compensation structure to the Board as appropriate.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During 2009, there were no Compensation Committee interlocks as defined under SEC rules.

Governance & Nominating Committee

The Governance & Nominating Committee provides oversight and guidance to ensure that the membership, structure, policies and processes of the Board of Directors and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. In 2009, the Governance & Nominating Committee met eight times, five of which were joint sessions with the Compensation Committee. The Governance & Nominating Committee’s charter can be found on the Company’s website at www.pcbancorp.com/investors.

The Governance & Nominating Committee’s responsibilities include:

•	Recommend to the Board those Directors to be selected for membership on the various Board Committees.

•	Annually recommend to the Board a slate of nominees for election at the next Annual Meeting of shareholders.

•	Review management succession plans and make recommendations to the Board regarding the selection of individuals to fill these positions.

•	Develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its Committees.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by California law. The Executive Committee did not meet in 2009.

Directors’ Compliance Committee

The Board of Directors of the Bank established the Directors’ Compliance Committee in March 2009 to provide oversight of the Bank’s compliance with laws and regulations, and its progress toward addressing issues related to regulatory examinations and enforcement actions. Membership is comprised of all of the non-employee Directors of the Bank, and the committee met 11 times in 2009.

Directors’ Loan Committee

The Board of Directors of the Bank established the Directors’ Loan Committee in January 2009 to provide oversight on matters relating to credit and lending strategies and objectives of the Bank, including: credit risk management (review of internal credit policies and establishing portfolio limits); and review the quality and performance of the Bank’s credit portfolio. The committee met 23 times in 2009.

Wealth Management Oversight Committee

The Wealth Management Oversight Committee has oversight responsibility for all aspects of the trust and wealth management divisions. The committee chairman reports to the Board on matters affecting the trust and investment management and investment advisory activities of the Company. The Committee met four times in 2009.

DIRECTOR COMPENSATION

Overview

Our director compensation program is designed to attract and retain qualified, independent Directors to represent our shareholders on the Board and act in their best interest. The Compensation Committee, which consists solely of independent Directors, has responsibility for reviewing and recommending any changes to our Director compensation program. All recommended compensation changes require approval or ratification by the full Board of Directors. Compensation for the members of our Board is reviewed regularly by the Compensation Committee.

While compensation for Mr. Horton, a part-time employee and Director of the Company, is shown in the Director Compensation Table, his compensation is for employee services. As Named Executive Officers for fiscal year 2009, compensation information for Mr. Leis, President and Chief Executive Officer, and Mr. Larson, Executive Vice President, Community Banking Executive (North), can be found in the “Compensation Discussion and Analysis” and the executive compensation disclosure tables provided within this Proxy Statement. Employee Directors do not receive compensation for their service as Directors.

During fiscal 2009, the Compensation Committee directly engaged our compensation consultant, Amalfi Consulting, to assist the Compensation Committee in evaluating the competitiveness of our Board compensation program. The Compensation Committee instructed Amalfi Consulting to evaluate the form and amount of fees and equity as compared to the Company’s peer group and recommend what changes, if any, should be made. During its evaluation process, the Compensation Committee considered, among other things, recent trends and developments relating to board compensation; compensation provided to directors of the same peer group of institutions used for benchmarking executive compensation (a list of the peer institutions is presented in our “Compensation Discussion and Analysis”), and the impact to the Company of the historic economic recession. Management was not involved in the Compensation Committee’s evaluation of or recommendations on Board compensation.

The Compensation Committee examined both the amounts and the components of our Board compensation program, as well as the aggregate overall board compensation costs, and determined that our general Board structure is relatively consistent with the peer group. In addition, the Compensation Committee determined that the compensation structure, compensation components (cash retainers, attendance board meeting fees, equity grants, and committee meeting fees), and total compensation (fees and equity) amounts place our Directors in a competitive market position. As a result, the Compensation Committee recommended to the Board that no adjustments be made to the Company’s Director compensation program in 2009, and the Board approved this recommendation.

Our current compensation program for non-employee Directors is shown on the following chart:

Annual Cash Retainer Fee	$30,000
Chairman of the Board Annual Retainer Fee(1)	160,000
Audit Committee Chairman Annual Retainer Fee	15,000
Compensation Committee Chairman Annual Retainer Fee	12,000
Governance & Nominating Committee Chairman Annual Retainer Fee	8,000
Wealth Management Oversight Committee Chairman Retainer Fee	5,000
Directors’ Loan Committee Chairman Retainer Fee (new in 2009)	5,000
Quarterly Board Meeting Attendance Fee(2)	2,000
Committee meeting attendance fees for: Audit, Compensation, Governance & Nominating, Wealth Management Oversight, and Directors’ Loan Committee	1,000
Annual Equity Grant Value (applies to all non-employee Directors)	$45,000

(1)	Dr. Birch, independent Chairman of the Board, does not receive any additional cash compensation for attending Board or committee meetings.
(2)	Quarterly Board meetings and the annual strategic planning session are generally two-day meetings. Special Board meetings held during the year are included as part of the annual Board retainer fee, unless a special meeting calls for preparation similar to a lengthy Board meeting. A similar analysis applies for special Committee meetings. The Chairman of the Board makes the determination as to whether special meetings held during the year are eligible for meeting fees. If such a determination is made, compensation for special meetings is normally $1,000. Members are not compensated for their participation on the Directors’ Compliance Committee.

Retainers and meeting fees are paid in quarterly installments. Non-employee Directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings, and do not receive any perquisites as part of their compensation.

Non-employee Directors also receive an annual equity award valued at approximately $45,000, usually in the form of restricted stock, which is granted subsequent to their election on the date of each annual meeting of shareholders. The 2009 award is discussed in the Director Compensation Chart below.

DIRECTOR COMPENSATION CHART

(as of December 31, 2009)

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) (f)	All Other Compensation ($)(6)(7) (g)	Total ($) (h)
Dr. Birch	$160,000	$45,006	0	0	0	$16,858	$221,864
Mr. Hambleton	104,000	45,006	0	0	0	227	149,233
Mr. Horton	40,923	0	0	0	0	158,943	199,866
Mr. Knopf	85,000	45,006	0	0	0	131,020	261,026
Mr. Kummer	103,000	45,006	0	0	0	227	148,233
Mr. Mackall	93,000	45,006	0	0	0	26,559	164,605
Mr. Nightingale	91,000	45,006	0	0	0	227	136,233
Ms. Odell	86,000	45,006	0	0	0	227	131,233

(1)	Employee Directors do not receive compensation from the Company for their services as Directors.
(2)	Amounts in this column for Mr. Knopf include a deferral of his annual retainer fees in the amount of $69,500. Mr. Horton’s amount includes a salary deferral of $29,193.
(3)	Non-employee Directors are entitled to receive an annual stock grant valued at approximately $45,000 following the Annual Shareholders’ Meeting pursuant to the terms and conditions of the 2008 Equity Incentive Plan, an omnibus equity plan. Our current practice is to grant restricted stock, not stock options. On April 30, 2009, each non-employee Director received 6,485 restricted shares at the closing stock price of $6.94. The equity vests 12 months from the date of grant.
(4)	At December 31, 2009, Dr. Birch had 2,417 outstanding stock options, and Mr. Knopf had 17,321 outstanding stock options.
(5)

The Company does not have a pension plan or other supplemental executive retirement plan for non-employee Directors. Non-employee Directors may participate in the Company’s Non-Qualified Deferred Compensation Plan and can elect to defer all or a part of their annual cash retainers and meeting fees. Participants have the option to select from several measurement funds in their deferred compensation account and can specify allocation amounts in increments of 1%. The deferred compensation plan does not provide above-market interest. For further information, see the “Non-Qualified Deferred Compensation Plan” section of this Proxy Statement on page 51.

(6)	Column (g) reflects dividends earned during the first quarter 2009 on 2,060 unvested restricted shares, as well as aggregate earnings on deferred compensation in fiscal 2009.

All Other Compensation Non-employee Directors

Director	Dividends on Unvested Restricted Stock ($)	Aggregate Withdrawals/ Distributions on Deferred Compensation ($)	Aggregate Earnings on Deferred Compensation ($)	Total ($)
Dr. Birch	$227	$0	$16,631	$16,858
Mr. Hambleton	227	0	0	227
Mr. Knopf	227	0	130,793	131,020
Mr. Kummer	227	0	0	227
Mr. Mackall	227	7,634	18,738	26,599
Mr. Nightingale	227	0	0	227
Ms. Odell	227	0	0	227

(7)	Pursuant to an agreement in place at the time of the Company’s merger in December 1998 with the former Pacific Capital Bancorp, Mr. Horton receives a supplemental salary through 2013. His amounts in the “All Other Compensation” column also include:

Dividends on Unvested Restricted Stock*	$231
Reimbursement of Membership Dues	2,160
Aggregate Earnings Loss on Deferred Compensation	(24,236)
401(k) Employer Match	7,219
ESOP Dividends	3,088
Supplemental Salary	170,481

*	At December 31, 2009, Mr. Horton held 1,500 shares of unvested restricted stock and 39,355 outstanding stock options, which options are below the exercise price.

BENEFICIAL OWNERSHIP TABLE

The table below shows the number of shares of the Company’s common stock beneficially owned as of March 1, 2010 by (a) each of our Directors and Director Nominees; (b) our Named Executive Officers; and (c) our Directors, Director Nominees and Executive Officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

Name	Number of Shares Owned(1)	Right to Acquire Shares(2)	Percent of Outstanding Shares(3)
H. Gerald Bidwell	0	0	*
Edward E. Birch(5)	54,769	2,417	*
Richard S. Hambleton, Jr.(5,6,7)	20,463	0	*
D. Vernon Horton(1,5,6)	178,638	39,355	*
S. Lachlan Hough	0	0	*
Roger C. Knopf(5,6,8)	465,336	17,321	1.02%
Robert W. Kummer, Jr.(6,9)	17,173	0	*
Clayton C. Larson(1,4,6)	158,600	47,198	*
George S. Leis(1)	69,228	35,002	*
William R. Loomis, Jr.	0	0	*
John R. Mackall(6)	52,972	0	*
Richard A. Nightingale(10)	27,753	0	*
Kathy J. Odell(11)	17,005	0	*
Frederick W. Clough(1)	47,432	25,770	*
Stephen V. Masterson(12)	10,104	3,000	*
Gordon J. Wahlgren(1)	14,188	5,285	*
Directors, Director Nominees and Executive Officers as a Group (26 persons)(1)	1,238,947	235,422	3.12%

(1)	This column includes shares beneficially owned, as well as unvested restricted shares. Some of our executive officers and employee Directors own shares through the Savings Plans. Shares held as of record date by our Named Executive Officers and employee Directors are noted in the following chart.

Name	ESOP shares	401(k) shares
Mr. Leis	62	5,508
Mr. Horton	28,077	0
Mr. Larson	10,823	0
Mr. Clough	664	22,302
Mr. Wahlgren	19	0
Mr. Masterson	0	0

(2)	This column includes exercisable stock options within 60 days following record date, March 1, 2010.
(3)	Percentages are stated to include exercisable stock options, and an asterisk represents less than 1% of outstanding shares.
(4)	Totals for Mr. Larson include shares held in a brokerage account that may be pledged from time to time. Hedging, pledging, hypothecating, or using stock in any manner in which an insider might lose control over the timing of a sale is prohibited by Company policy, unless such person has obtained prior approval. The Board acknowledged and ratified Mr. Larson’s margin account.

(5)	Includes shares held in a trust account.
(6)	Includes shares held in an IRA account.
(7)	Mr. Hambleton’s total includes 533 shares held by his spouse.
(8)	Mr. Knopf’s total includes 6,789 shares held as custodian for minors.
(9)	Mr. Kummer’s total Includes 170 shares held by his spouse.
(10)	Mr. Nightingale’s total includes 2,667 shares held by his spouse.
(11)	Ms. Odell’s total includes 3,242 shares held jointly with her spouse.
(12)	Mr. Masterson forfeited 7,500 unvested options and 8,085 shares of restricted stock following his resignation from the Company, effective March 12, 2010. Pursuant to the terms of the 2002 Equity Incentive Plan, his remaining vested 1,500 stock options are exercisable for 90 days following his departure from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the number of shares of each class of our common stock beneficially owned as of March 1, 2010 by persons or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which is known by the Company to be the beneficial owner of more than five percent (5%) of any class of our voting securities. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Common Shares	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,400,833	(1)	5.08%

(1)	Based solely on information provided on Form 13-G filed with the SEC on December 31, 2009.
(2)	Based on 47,250,197 shares outstanding and entitled to vote as of March 1, 2010.

As more fully disclosed in our 2009 Annual Report, the Company, as part of the TARP CPP, entered into a Letter Agreement with the United States Department of the Treasury (“U.S. Treasury”) pursuant to which the Company agreed to sell 180,634 shares of Preferred Stock to the U.S. Treasury, along with a warrant to purchase 1,512,003 shares of Common Stock (the “Warrant Shares”) at an initial exercise price of $17.92 per share. The U.S. Treasury currently owns all issued and outstanding Preferred Stock of the Company. The table above does not reflect the U.S. Treasury’s ownership of the Preferred Stock because, subject to the terms of the Certificate of Designations of the Preferred Stock, the Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Preferred Stock. The table does not reflect beneficial ownership by the U.S. Treasury of the Warrant Shares as they do not have any voting rights with respect to the Warrant Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and Directors and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership and changes of ownership with the SEC. Our officers and Directors are required by SEC regulation to furnish us with copies of all Section 16(a) forms so filed. As a matter of practice, our administrative staff assists our officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based on review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2009, the Company believes that all Section 16(a) filing requirements applicable to our officers and Directors and beneficial owners of more than 10% of any class of our equity securities were met.

EXECUTIVE COMPENSATION

Named Executive Officers

Biographical information for Mr. Leis is set forth under the heading “Election of Directors.”

Clayton C. Larson

Executive Vice President, Community Banking Executive (North)

Mr. Larson, 63, is Executive Vice President, Community Banking Executive (North). In 2010, he assumed oversight responsibility for the Community Bank regional manager, sales and strategy manager and branch managers located in the Monterey, San Benito, Santa Clara, Santa Cruz and San Luis Obispo Counties footprint. Prior to this appointment, Mr. Larson had oversight responsibilities for all enterprise retail branches, the refund anticipation loan and refund transfer businesses, which were sold in 2010, Corporate Real Estate Services, Small Business Community Lending and Enterprise Sales divisions. He began his banking career in 1972 with Valley National Bank in Salinas, California. Mr. Larson served as a member of the Company’s Board of Directors from 1998 through April 2010. He is currently serving on the Grants Committee for the Monterey Peninsula Foundation. He previously served on the Board of Trustees for Community Hospital of the Monterey Peninsula, during which time he served a three-year term as Chairman of the Board. He also serves on the Advisory Board for the Monterey Peninsula Chamber of Commerce and Leadership Monterey Peninsula. Mr. Larson holds a BS from Edinboro University, Pennsylvania; completed Graduate Studies in Business Administration at Golden Gate University, Monterey; and attended Pacific Coast Banking School, University of Washington.

Frederick W. Clough

Executive Vice President and General Counsel

Mr. Clough, 66, is Executive Vice President and General Counsel and served as Chief Administrative Officer of the Company from 2006 through March 2007. Prior to joining the Company in 2001, Mr. Clough was the Managing Partner of the Santa Barbara law firm of Reicker, Clough, Pfau, Pyle, McRoy & Herman, LLP. Mr. Clough is the Chairman of the Board of Directors of the Council on Alcohol and Drug Abuse and a past president of the Boards of Directors of the Santa Barbara Zoo and the Child Abuse Listening & Mediation. Mr. Clough holds a BA from Stanford University, and a JD from UCLA School of Law. The Company filed an 8-K with the SEC on March 9, 2010, announcing Mr. Clough’s retirement from the Company, effective March 31, 2010. He will continue to serve the Company as a consultant.

Gordon J. Wahlgren

Executive Vice President, Commercial Banking Executive

Mr. Wahlgren, 60, is Executive Vice-President and Commercial Banking Executive and joined the Company in November 2006. Prior to joining the Company, he held senior executive positions with Community Bank, Burbank, California (2003 to 2006); Washington Mutual (1999 to 2003) and Sanwa Bank California (1978 to1999) with responsibilities in commercial banking, strategic planning, and credit management strategies. He holds a BS in Management from Woodbury University and a MBA from Pepperdine University.

Stephen V. Masterson

Former Executive Vice President and Chief Financial & Operating Officer

Mr. Masterson, 40, held the position of Executive Vice President and Chief Financial & Operating Officer during 2009 and tendered his resignation on December 3, 2009, effective March 12, 2010. He joined the Company on March 24, 2008. From 2002 through 2008, Mr. Masterson was a partner at Grant Thornton LLP, a global accounting, tax and business advisory firm where he was most recently the Partner-in-Charge for the firm’s Woodland Hills office in Los Angeles, California. From 1992 through 2002, Mr. Masterson was employed by Arthur Andersen LLP in their Los Angeles office. He holds a BS in Commerce and Business Administration with a major in Accounting from the University of Alabama. Mr. Masterson is a Certified Public Accountant in California and is also a member of the American Institute of Certified Public Accountants.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our foundational compensation philosophy and practices for establishing the remuneration programs for our Named Executive Officers (as defined below), and the adjustments we have made in light of the unprecedented decline in the economy and concurrent deterioration in the Company’s performance and price of our common stock. The Company’s performance results have been reflected in the compensation of the Company’s Named Executive Officers for 2009, and in a number of executive compensation-related actions that have been implemented by the Company and the Compensation Committee with respect to 2010.

Compensation Philosophy and Guiding Principles

Our compensation philosophy is based upon the premise that creation of long-term shareholder value is in large part dependent upon the capability, dedication and performance of our executives. Our guiding principles include the recognition that the ability to attract and retain key talent is essential; this has never been more critical given the challenges facing the financial services industry in today’s economy. The objectives of the Company’s executive compensation programs are to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of the Company and the interests of the Company’s shareholders. The Company and the Compensation Committee believe our compensation philosophy, policies and objectives outlined in this CD&A are appropriately designed to allow us to effectively attract, retain and compensate the Named Executive Officers during times of positive performance and in times of weak performance such as today’s difficult economy. Consistent with our philosophy and objectives and due to the Company’s performance, the Named Executive Officers received no annual cash incentive bonuses with respect to 2009 results. However, the Compensation Committee used its discretion in determining that specific individual performance by the Named Executive Officers would be rewarded through limited grants of equity compensation and all such payouts would be in the form of restricted stock and options, subject to restrictions imposed in the Emergency Economic Stimulus Act of 2008.

In 2010, the Compensation Committee has taken a number of additional actions including a continued freeze on all employees’ base salaries (except for employee promotions) and suspension of the Company’s 401(k) Plan match to employees’ contributions in an effort to preserve capital during these difficult economic times. Given the challenges surrounding long-range forecasting and establishment of appropriate performance targets during these uncertain times, the Committee, with the assistance of its compensation consultant, is reviewing our 2010 incentive plan to assure goals will result in shareholder value and continue to motivate and retain our senior management.

The Company and the Compensation Committee have taken and will continue to take steps necessary to comply with the requirements imposed in connection with the Company’s participation in the Capital Purchase Program (as discussed below). These steps included the Compensation Committee undertaking an analysis to review the relationship between the Company’s risk management policies and practices and its incentive compensation arrangements for the Named Executive Officers in order to identify any features in the executive compensation program that might lead to unnecessary or excessive risk taking that could threaten the value of the Company. As discussed more fully in the “Risk Review and Assessment of Incentive Compensation Arrangements” on page 39, the Compensation Committee determined that the Company’s executive compensation program does not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Named Executive Officers (“NEOs”)

Our Principal Executive Officer, Principal Financial Officer, and three most highly-compensated other executive officers are referred to as the “Named Executive Officers” or “NEOs.”

•	President and Chief Executive Officer, George S. Leis;

•	Former Executive Vice President, Chief Financial and Operations Officer, Stephen Masterson;

•	Executive Vice President, Community Banking Executive (North), Clayton C. Larson;

•	Executive Vice President and General Counsel, Frederick W. Clough; and

•	Executive Vice President, Commercial Banking Executive, Gordon J. Wahlgren.

Capital Purchase Program—Executive Compensation Requirements

On November 21, 2008, the Company completed the sale to the U.S. Treasury of $180.6 million of preferred stock and warrants as part of the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”). Pursuant to the terms of the Securities Purchase Agreement–Standard Terms, the Company issued and sold to the U.S. Treasury 180,634 shares of the Company’s Series B Fixed Rate Cumulative Perpetual Preferred Stock, having a liquidation preference of $1,000 per share and a warrant to purchase up to 1,512,003 shares of the Company’s common stock. The EESA authorizes the Treasury Department to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in TARP CPP.

The Company was required to make certain changes to its executive compensation arrangements as necessary to comply with the provisions of the EESA. As part of the American Recovery and Reinvestment Act of 2009 effective February 17, 2009 (“ARRA”), Congress enacted new and revised executive compensation requirements that also affect the Company as a participant in the TARP CPP. In June of 2009, the Treasury released regulations for executive compensation under EESA in an Interim Final Rule (IFR). In late November, Treasury announced a few technical corrections to the IFR. The regulations apply to what the U.S. Treasury refers to as our Senior Executive Officers (“SEOs”) and some additional officers as defined by the IFR. Presently, our SEOs are the same individuals who are our NEOs. A summary of the IFR requirements include:

•

A prohibition on incentive compensation, bonus, or retention award payments or accruals payable in cash to the top five most highly compensated employees (“MHCEs”) based on the Company’s level of participation;

•	A prohibition on stock option grants to these same five MHCEs;

•

A prohibition on incentive compensation paid in stock to the five MHCEs, except for limited grants of restricted stock that may not vest prior to two years following the date of grant, have transferability restrictions related to the Company’s Capital Purchase Plan preferred shares repayment, and are limited in value to 1/3 of current year total compensation;

•

A prohibition on providing compensation programs that provide employees with an incentive to take unnecessary and excessive risks, or any compensation plan that encourages manipulation of reported earnings;

•	A requirement that the Compensation Committee and the Chief Risk Officer of the Company conduct a risk review of the compensation programs at the Company semi-annually;

•

A requirement to include “clawback” or incentive compensation recovery provisions for the SEOs and the next 20 MHCEs for any bonus or incentive compensation they receive that was based upon statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•	A prohibition on payments of tax-gross ups to any SEO or the next 20 MHCEs, which are reimbursements to cover taxes owed by officers with respect to any compensation;

•	A prohibition on providing any golden parachute or severance payments to an SEO or the next 5 MHCEs;

•	Tax deduction limitations of $500,000;

•	Providing shareholders with an opportunity to cast nonbinding advisory votes on executive compensation (“say on pay”);

•	Establishment of an independent compensation committee;

•	Establishment of polices regarding excessive luxury expenditures; and

•	Providing certifications of compliance with these ARRA provisions.

Effects of ARRA and the Economic Conditions on Compensation of Our NEOs

The Committee’s assessment of Company performance, compliance with the TARP and ARRA regulations and concerns that the economy may be weak for some period of time, have been reflected in the compensation of the Company’s NEOs for 2009, and in a number of executive compensation-related actions that have been taken by the Company and the Compensation Committee with respect to 2010.

Base Salary. In February 2009, we decided not to increase base salaries for the Named Executive Officers based upon bank performance and concerns over deteriorating economic conditions.

Cash Incentive Compensation. Our incentive compensation plan provides cash awards that are based upon annual performance and discretionary factors. As with all elements of our incentive compensation plan, the Compensation Committee has made reasonable efforts to ensure that the cash incentive component does not encourage the Named Executive Officers and other participating employees to take unnecessary and excessive risks that threaten the value of the Company. The Committee determined that no payouts to the Named Executive Officers under our cash incentive compensation plans were warranted based upon 2009 performance.

Equity Incentive Compensation. Our equity incentive compensation has historically been paid in either stock options or restricted stock based on annual performance or other discretionary factors. In 2009, no stock options were granted to the NEOs. The NEOs received limited equity grants based on 2009 performance as discussed in detail below.

Potential Change in Control Payments. The Company will not make any unearned or unaccrued payments to the NEOs under our Severance Plan or any other plan or agreement that provides termination or change in control benefits while they are prohibited by the EESA.

Roles and Responsibilities in Determining Executive Compensation

The Role of the Compensation Committee. The Compensation Committee has responsibility, authority and oversight of Pacific Capital Bancorp’s overall compensation strategy and compensation programs; establishes our compensation philosophy and policies; assures that our compensation practices promote shareholder interests; and administers compensation plans for both executive officers and non-executive employees. The Committee’s responsibilities in determining executive compensation include:

•

Establishing goals and objectives relevant to compensation of the CEO; evaluating and approving goals and objectives for other executive officers; and evaluating performance in light of those goals and objectives;

•	Evaluating and recommending the compensation (including equity-based compensation) for the CEO to the independent members of the Board of Directors for approval; and

•	Evaluating and approving the compensation (including equity-based compensation) for the other executive officers.

The Committee determines the compensation of the CEO in its sole discretion and is assisted by its compensation consultant, Amalfi Consulting. In executive session with the non-employee Directors of the Board, Ms. Odell, Compensation Committee Chair, presents the Committee’s recommendation to the independent members of the Board of Directors for approval. She reviews the Committee’s process and deliberations in evaluating the CEO’s performance against his pre-established goals to reach a determination of fair and reasonable compensation for the CEO. The non-employee Directors vote on the Committee’s recommendation.

In making determinations regarding compensation for other executive officers, the Committee considers the recommendations of the CEO and the input received from its compensation consultant. Because Mr. Leis works most closely with and supervises our executive team, the Committee believes that Mr. Leis provides valuable insight in evaluating their performance. Accordingly, Mr. Leis provides the Committee with his assessment of each individual’s performance relative to their responsibilities and pre-established corporate and individual goals for the fiscal year. The Committee also considers publicly available information regarding the competitive market for talent, and reviews the peer group compensation analysis provided by its compensation consultant. Mr. Leis also provides the Committee with additional information regarding the effect, if any, of market forces, changes in strategy or priorities, as well as any specific challenges faced or overcome by each individual during the prior fiscal year.

The Committee has absolute discretion as to whether it approves the CEO’s recommendations for the other executive officers or makes adjustments, as it deems appropriate, and advises the Board of its deliberations and decisions. The chart below summarizes the authorities and decision process in determining executive compensation.

	Plan/Governance	Role in Decision Process
		CEO	Compensation Committee	Board of Directors
CEO
Base Salary		No input	Reviews and recommends	Approves
Variable Compensation	Performance-Based Annual Incentive Plan	No input	Reviews and recommends	Approves
Long-Term Incentives	2008 Stock Plan	No input	Reviews and recommends	Approves
Section 16 Officers (includes NEOs)
Base Salary		Reviews and recommends	Approves
Variable Compensation	Performance-Based Annual Incentive Plan	Reviews and recommends	Approves
Long-Term Incentives	2008 Stock Plan	Reviews and recommends	Approves

The Role of our Compensation Consultant

The Committee has engaged Amalfi Consulting to act as consultant to the Committee on all compensation matters. The scope of the engagement for 2009 included:

•	Total compensation analysis for the CEO (including base salary, annual cash incentive targets, long-term incentive targets and other compensation);

•	Total compensation analysis for the NEOs and other senior officers (including base salary, annual cash incentive targets, long-term incentive targets and other compensation);

•	Proxy Statement review and assistance;

•	Board of Directors compensation review;

•	Incentive Plan award opportunity analysis; and

•	Review and comment on recommendations by management, including executive pay programs, the peer group, and benefit programs.

The compensation consultant also provides services to management from time to time, which are pre-approved by the Committee. We do not believe that this arrangement represents a conflict of interest as the consulting contract is directly with the Compensation Committee, and the Committee Chairman pre-approves any services provided by Amalfi Consulting to management. The compensation consultant does not provide other non-executive compensation related services such as retirement or welfare plan administration.

The Peer Group

A peer group of 19 banking institutions ranging in asset size from $4 billion to $16.5 billion (the “Peer Group”) is utilized to assist the Committee in evaluating the competitiveness of the Company’s executive compensation programs. The Peer Group banks are targeted to have business model concentrations in wealth management and consumer and commercial loans similar to the Company. The Committee generally reassesses its Peer Group on an annual basis and modifies the list as it believes necessary to reflect those banking institutions it considers to be similar to Pacific Capital Bancorp’s business model. The Peer Group is also constructed with attention to geographical disbursement to enhance the group’s regional and national representations.

The Committee reviews our relative ranking to the Peer Group with regard to various measures including total assets, asset growth, return on average assets, return on average equity, net interest margin, efficiency ratio, core EPS growth, non-performing assets as a percent of total assets, total three-year returns, number of branches, and consumer and commercial loan percentages. The term “core” refers to all operations of the Company, excluding the RAL/RT Programs. The Committee believes that surveying measures such as base salaries, cash compensation and total compensation paid by companies in the Peer Group can serve as a useful comparative tool to determine market competitiveness for executive talent. However, the Committee recognizes that executives in different companies can play significantly different roles, even though they may hold the same position title. Moreover, it is not possible to determine from the available information about Peer Group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their company’s business. The Committee views the Peer Group information only as a guide and reference to “benchmark” compensation for the NEOs and other executive officers, as we have generally set salaries based on the duties of the position, the regional market compensation, and the relative position of the executive within the Company’s management structure. Final compensation decisions incorporate additional factors besides the Peer Group market data.

The specific Peer Group is listed below.

City National Corporation, Beverly Hills, CA	First Midwest Bancorp, Inc., Itasca, IL
Susquehanna Bancshares, Inc., Lititz, PA	Boston Private Financial Holdings, Inc., Boston, MA
East West Bancorp, Inc., Pasadena, CA	CVB Financial Corp., Ontario, CA
PrivateBancorp, Inc., Chicago, IL	Central Pacific Financial Corp., Honolulu, HI
Wintrust Financial Corporation, Lake Forest, IL	Western Alliance Bancorporation, Las Vegas, NV
SVB Financial Group, Santa Clara, CA	Sterling Bancshares, Inc., Houston, TX
First Niagara Financial Group, Inc., Lockport, NY	Texas Capital Bancshares, Inc., Dallas, TX
Glacier Bancorp, Inc., Kalispell, MT	Banner Corporation, Walla Walla, WA
Umpqua Holdings Corporation, Portland, OR	PacWest Bancorp, San Diego, CA
Westamerica Bancorporation, San Rafael, CA

Elements of Total Compensation

The executive compensation programs provided to the NEOs is comprised of three principal elements: base salary; short term performance incentives in the form of cash bonuses and long-term performance incentives in the form of equity-based compensation. Cash incentive payments and long-term equity awards when awarded are contingent upon satisfaction of corporate, departmental, and individual performance goals. Total executive compensation elements offer executives an opportunity to earn up to the 75th percentile of our Peer Group market compensation in years when superior performance is achieved, balanced by the risk of lower compensation when performance is less successful.

Benefits and Perquisites

Our executives, including the NEOs, are generally eligible for the same health and dental insurance, life and accidental death insurance, disability insurance, and other similar benefits as the rest of our salaried employees. Our 401(k) Plan offers a Company match as follows: $1.00 for every $1.00 of voluntary employee contributions up to 3% of employee compensation and $0.50 for every $1.00 of the next 3% of compensation up to a maximum of 4.5% of compensation. The Company match for all employees has been suspended in 2010 pending improvement in Company performance and economic conditions, effective March 1, 2010.

We do not offer a non-qualified defined benefit pension plan. To develop business relationships and potential clients, we also reimburse certain senior executives for membership dues and provide a monthly car allowance of $1,000 for those executives whose responsibilities require automobile travel within our market area.

As mentioned in our “Corporate Governance” section, we adopted and implemented an Excessive Luxury or Expenditures Policy in 2009, as required under ARRA. The policy did not have a material effect on existing benefits and perquisites, which we believe are reasonable. A copy of the policy is available on our website at www.pcbancorp.com.

Base Salary

Our philosophy is to position base salaries at close to market median levels in order to remain competitive in attracting and retaining executive talent. The Committee reviews the NEOs’ base salaries annually and considers a number of factors, including: the executive’s experience, sustained level of performance in the position, and median base salary paid to comparable executives of the Peer Group. In addition to the Peer Group data, we also review other industry survey data for the NEOs annually. In order to obtain the most representative compensation data for an executive officer based on his/her unique scope or responsibility, the Committee may look at compensation data for senior executives at companies other than the primary Peer Group in setting base salary.

CEO 2009 Base Salary Decision

The Committee reviews CEO performance throughout the year, but generally makes adjustments to compensation, if any, in February following its review of performance in the prior fiscal year. The Committee met in February 2009 to establish the CEO’s compensation for 2009. In establishing CEO compensation, the Committee typically considers corporate financial performance, the CEO’s specific performance against goals, including qualitative goals, and Peer Group and other market data for this position. The Committee is assisted in its deliberations regarding CEO compensation by Amalfi Consulting. At Mr. Leis’ recommendation and, in keeping with the decision to freeze base salaries, no adjustment was made to Mr. Leis’ base salary of $600,000 in 2009. Additionally, no increase in the CEO’s base salary is planned for 2010.

2009 Base Salary Decisions for the Other NEOs

Pursuant to our compensation philosophy and policies, the CEO recommends base salary levels for the NEOs to the Committee. In February 2009, Mr. Leis met with the Committee to review the performance of each of the NEOs against pre-established 2008 objectives, as well as their individual contributions and leadership abilities. In light of the base salary freeze, economic conditions and the Company’s 2008 performance results, Mr. Leis recommended no base salary adjustments at that time for the NEOs. In evaluating Mr. Leis’ recommendations, the Committee also considered the Executive Officers’ Peer Group analysis presented by Amalfi Consulting and compared base salary ranges for the NEOs to the 50th percentile. The Compensation Committee approved Mr. Leis’ recommendation to make no adjustments to the NEO’s base salaries during the first quarter of 2009.

Subsequently, Mr. Masterson assumed additional responsibilities in June of 2009. These responsibilities included supervision of a portion of the Company’s operations functions. Mr. Masterson’s base salary was increased on June 8, 2009 by $32,000 (10%) to $357,000, and his title was changed to Chief Financial and Operations Officer to reflect this promotion.

Additionally, following the retirement of Mr. Toussaint, Mr. Wahlgren was promoted to Commercial Banking Group Executive and his base salary was adjusted by $15,000 (7%) to $230,000. This promotional increase in base salary was effective on November 22, 2009.

The table below identifies actions taken with respect to NEO salaries by the Committee in 2009.

NEOs (other than the CEO)	Base Salary Action
Mr. Masterson	Increased base salary by $32,000 to $357,000 in recognition of additional responsibilities (represents a 10% increase)
Mr. Larson	$265,000 (no change)
Mr. Clough	$230,000 (no change)
Mr. Wahlgren	Increased base salary by $15,000 to $230,000 in recognition of promotion (represents 7% increase)

In light of the base salary freeze, no increases to the NEO’s base salaries are planned in 2010, except in the case of promotions.

Incentive Compensation

The Performance-Based Annual Incentive Plan is designed to support a pay-for-performance culture and is intended to reward and retain high performers and to create an environment where employees are rewarded in cash, equity and/or both, to the extent permitted by law, if the Company and individuals/departments achieve or exceed pre-determined annual performance criteria. It is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company and department/individual performance criteria. The Compensation Committee and the Board of Directors approve the Incentive Plan and any changes on an annual basis.

Annual Cash Incentive Compensation

The Incentive Plan design incorporates a tiered approach with annual cash incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum performance goals. Establishment of the performance levels (threshold, target, and maximum) takes into account all factors that the Committee deems relevant, including market conditions and the Committee’s assessment of the aggressiveness of the level of growth reflected in the financial performance ranges.

Setting award opportunity levels under the Incentive Plan

Typically, each NEO is assigned a target award opportunity expressed as a percent of base salary. Actual cash incentives/bonuses awarded could be higher or lower than the target depending on the Company’s corporate performance and the officer’s individual and/or department performance. If the Company does not meet its threshold performance level, there is no payout for the Company’s performance objective portion of the annual cash incentive payout, but executives remain eligible to receive payouts related to their department or individual performance objectives. On April 29, 2009 the

Compensation Committee modified the Plan’s Award Opportunities Targets and Performance Objective Weightings to reflect anticipated changes in market conditions. The table below provides a summary of the revised incentive award opportunities for the CEO and the other NEOs.

	Revised Incentive Award Opportunities (Percent of 2009 Base Earnings)			Revised Performance Objectives (Weighting)
Named Executive Officers	Threshold	Target	Maximum	Company	Dept/ Individual
Mr. Leis	0%	75%	150%	80%	20%
Mr. Masterson	0%	40%	75%	75%	25%
Mr. Larson	0%	50%	85%	75%	25%
Mr. Clough	0%	40%	75%	75%	25%
Mr. Wahlgren	0%	50%	85%	75%	25%

Incentive Plan Funding and Payouts

Each year the Compensation Committee receives recommendations from senior management for financial performance targets and performance ranges for the Company that are deemed by management to be worthy of incentive payout if achieved. The Committee reviews the recommendations with senior management and the Committee’s compensation consultant. From the approved recommendations, the Committee and management agree on the overall Company goal, which is the metric that the Company must achieve for the Company portion of the Incentive Plan to be funded at the budgeted level. The Committee reports their determination to the full Board.

While the above describes our normal practices, given the volatility of the economic environment during 2009 and the deterioration in shareholder value, it was anticipated there would be no cash payout to Incentive Plan participants in 2010 for the Company portion of the Incentive Plan for 2009 performance. For 2009, Mr. Leis recommended, and the Committee approved, no cash incentive bonus accrual amount to fund targeted Incentive Plan performance.

Equity-Based Compensation

The Committee believes that equity-based compensation aligns the interest of our executives with those of our shareholders. While short-term cash incentives support our “pay-for-performance” compensation philosophy, the Committee believes that long-term incentives serve both as a retention mechanism and as a means to focus our executives on long-range strategic goals, sustainable growth and overall performance.

The Compensation Committee approves all equity awards, and our annual equity incentive awards are not approved until after the release of our year-end earnings. The Committee has the authority to approve equity awards for the NEOs, and in the case of Mr. Leis, the non-employee Directors of the Board meet in executive session to consider the recommendation of the Compensation Committee and approve his equity award.

Equity Plan Summary

Our 2008 Equity Incentive Plan is an omnibus equity plan which provides the Company with flexibility and the ability to use different equity vehicles to meet strategic compensation goals, including: stock options, stock appreciation rights, restricted stock; and performance units (collectively “Awards”). Awards may be granted to non-employee Directors, officers, employees and consultants of the Company and its subsidiaries. Stock options may be either “incentive stock options”, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. In addition, the 2008 Plan contains a number of provisions that the Board believes are consistent with the interests of shareholders and sound corporate governance practices. These provisions include: no stock option repricings without the approval of shareholders; no participant may be granted awards in any one year to purchase more than an aggregate of 200,000 shares; no annual “evergreen” provision; and no discount stock option grants.

In general, long-term incentive awards are targeted at the median grant level of the Peer Group with appropriate adjustments for individual, department and Company performance. The exercise price of equity awards, including stock options, is the closing stock price of the Company’s common stock on the date of grant. Generally, stock options vest in 20% annual increments on each anniversary date, and restricted stock vests in either one-third annual increments or one-fourth annual increments on each anniversary date. Participants are entitled to receive quarterly dividends on their restricted stock and vote their shares. The Board of Directors suspended quarterly dividends during the second quarter 2009 for all shareholders, including restricted shares of employees and Directors, primarily to preserve approximately $8 million per quarter and bolster capital ratios at the Bank which would normally have to dividend funds to the Company to pay the shareholder dividends. The 2008 Plan is currently operating within the constraints of the TARP CPP provisions.

CEO Performance Analysis

The Committee’s assessment of the CEO’s performance is based on Company performance against pre-determined financial goals, as well as performance against broader corporate objectives.

There were several key components that caused the Company’s 2009 financial performance, including substantial increases in loan loss reserves; goodwill impairment; interest rate declines; and consulting expenses. Positive financial performance components included Refund Anticipation Loan/Refund Transfer (RAL/RT) net income of $63.35 million; core deposit growth of 6.3%, reduced operating expense through 20% reduction-in-force and a RAL charge-off rate less than 1%. However, these positive performance factors were not sufficient to offset loan losses and goodwill impairment.

As a result of the Company’s reported consolidated net loss and consistent with our pay-for-performance philosophy, the Committee determined that Mr. Leis was not eligible to receive a payment award (neither cash nor long-term equity) though the Incentive Plan.

In evaluating performance against non-financial corporate objectives, the Committee concluded that Mr. Leis had accomplished several non-financial objectives including the following:

•	Positioned Refund Anticipation Loan segment for sale of business in early 2010;

•	Led a reorganization of senior staff and recruited top talent into key positions

The Committee awarded 30,000 shares of restricted stock (valued at $32,400) for his achievement of non-financial corporate objectives. The value of the restricted stock award was calculated by multiplying the closing stock price of $1.08 (closing stock price on February 12, 2010) times the number of restricted shares. Mr. Leis’ total equity award represents 5% of his 2009 base salary earnings, against a target incentive opportunity of 75% of base salary. The restricted stock award is compliant with the EESA requirements, as amended by ARRA and the IFR.

Other NEO’s Performance Analysis

Annual Incentive Award

The Incentive Plan is structured such that participants, including NEOs, have a percentage of their incentive award tied to a specific corporate goal, e.g. “Bank” net income (after tax). If the Company “threshold” goal is not met, participants are not eligible to receive an incentive award for the corporate component goal, but executives remain eligible to receive payouts related to their department or individual performance objective. As a result of the Company’s reported consolidated net loss and consistent with our pay-for-performance philosophy, the Committee determined that the Named Executive Officers were not eligible to receive equity incentive payments related to corporate financial performance. This same determination applied to all other participants in the Incentive Plan.

Participants in the Incentive Plan, including the other NEOs, remain eligible for incentive awards tied to individual performance even when the threshold corporate performance objective is not achieved. Mr. Leis reviewed performance, leadership abilities and individual contributions made by each of the NEOs during 2009 with the Committee. Examples of NEO achievements included the following:

•	Mr. Larson was instrumental in leading the enterprise-wide efforts to retain deposits in a very challenging environment.

•

Mr. Wahlgren, immediately following his promotion to Commercial Banking Group Executive, established an asset quality improvement plan and began a loan commitment reduction plan to reduce use of capital.

Mr. Leis recommended equity award levels to recognize the individual contributions of the NEOs. The Committee also recognized that retention and motivation of our senior executives is critical to managing through these difficult times and concurred with the CEO’s recommendation to grant equity awards to the NEOs as summarized in the table below.

NEOs	Restricted Shares	$ Value	Non-Qualified Options	$ Value	Actual Payout Percent of Base Salary
Mr. Larson	3,750	$4,050	3,750	$2,775	1.05%
Mr. Clough	5,000	5,400	5,000	3,700	1.61%
Mr. Wahlgren	10,000	10,800	10,000	7,400	3.22%

The value of the restricted stock awards was calculated by multiplying the closing stock price of $1.08 (grant date price on February 12, 2010) times the number of restricted shares granted; the value of the non-qualified option award was based on a binomial valuation method of $0.74 per share multiplied by the number of options granted. The actual percentages of base salary for the NEOs are well below the target incentive opportunity levels reflected in the Incentive Award Opportunity chart shown on page 37. The restricted stock granted to Messrs. Larson and Wahlgren vests in one-third increments on each award date anniversary, and the options vest in 20% increments on each award date anniversary. Mr. Clough was granted a stock bonus in lieu of cash for services performed.

Risk Review and Assessment of Incentive Compensation Arrangements

In connection with its participation in the Capital Purchase Program, the Compensation Committee is required to meet at least semi-annually with the Company’s Chief Risk Officer or other senior risk officers to discuss and review any incentive or bonus compensation arrangements for NEOs and other employees that might promote unnecessary and excessive risk-taking and jeopardize the institution’s value and also that employee compensation plans do not encourage behavior focused on short-term results or manipulation of reported earnings. The Compensation Committee and the Chief Risk Officer discuss the Company’s long-term and short-term risks and remove or limit the impact of any arrangements deemed problematic. The Compensation Committee, on behalf of the Company, must certify that it has reviewed with the Chief Risk Officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage NEOs and other employees to take unnecessary and excessive risks that threaten the value of the Company.

In response to this requirement, the Compensation Committee met with the Company’s Chief Risk Officer in February 2009, October 2009 and February 2010. The Chief Risk Officer presented the Compensation Committee with a report on the Company’s overall risk structure and the top risks identified within the Company, and discussed the process by which he had analyzed the risks associated with the officer incentive compensation programs. This process included, among other things, a comprehensive review of the program and discussions with senior Human Resources personnel of the Company and a review of compensation and risk materials presented by Amalfi Consulting about the structure of the Company’s overall officer incentive compensation programs. This review also included the upside and downside compensation potential under the Company’s annual incentive plans; the long-term view encouraged by the design and vesting features of the Company’s long-term incentive arrangements; and the extent to which the Compensation Committee and the Company’s management monitor the program. The Chief Risk Officer advised that goals appeared properly aligned with the Strategic Plan approved by the Board and that he had validated the supporting documentation associated with the establishment of targeted goals for the NEOs.

Based on its analysis of these and other factors, the Compensation Committee determined that the Company’s officer incentive compensation programs do not encourage the NEOs and other employees to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to the program were required for this purpose. The required certification of the Compensation Committee is provided in the Compensation Committee Report following this CD&A.

Employee Compensation Plans

In addition to the incentive plans in which the NEOs and other officers participate, Pacific Capital Bancorp periodically utilizes business unit incentive plans which reward measurable performance across the Company’s major business segments. The Compensation Committee believes that the features of these incentive compensation plans, alone and/or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. During 2009, a clawback policy was added to the Company’s Incentive Plan containing language regarding the Company’s ability to withhold or recoup all or a portion of any incentive payment if it is determined that an unnecessary or excessive risk was taken, that, had it not, would have resulted in a smaller or no payout. The Company has had a clawback policy for NEO incentive plans in effect since 2008.

Further, in light of the significant level of oversight and controls surrounding incentive plans, and the significant amounts that would be required to impact the Company’s reported earnings, the Compensation Committee believes that the incentive plans for employees, including NEOs, do not contain any features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

Significant Events After December 31, 2009

2010 Base Salary Decisions

Recognizing that the Company reported a consolidated net loss for the 2009 fiscal year and acknowledging the continuing disruption in financial services and deterioration in the economy, Mr. Leis recommended, and the Committee accepted, the following actions as part of the Company’s efforts to reduce costs and improve profitability.

•	Base salaries for all employees be “frozen” for 2010. Only employees who qualify for a promotion are exempt from the salary freeze.

•	The Company’s match to employees’ 401K participant contributions were suspended as of March 1, 2010.

The Committee may reevaluate the decision to freeze base salaries and suspend the 401K Company match should economic conditions and the Company’s performance improve during 2010.

Retiree Health Insurance Benefits

In December 2009, the Company’s Compensation Committee of the Board of Directors approved the reduction in the Company’s contributions towards retiree health insurance benefits effective March 1, 2010. Specifically, we discontinued Company contributions for retirees eligible for health insurance through Medicare, eliminated the Company contribution for the retiree health insurance for future retirees, and limited the Company contribution to 50% of the cost of health insurance premiums for retirees not yet eligible for Medicare.

From 1992 through 2009, the Company had provided eligible retirees with postretirement health care and dental benefit coverage. All eligible retirees were able to obtain health insurance coverage through the Company’s Retiree Health Plan. The coverage is provided through the basic coverage plan provided for current employees. Prior to the reduction in benefits, the Company paid 60% to 100% of the insurance premium for eligible retirees. The range of premium paid on behalf of the retiree was dependent on the retiree’s number of years of service, age and if they had been an executive officer at retirement. Though the premiums for a retiree’s health coverage are not paid until after the employee retires, the Company is required to recognize the cost of those benefits as they are earned rather than when paid.

Executive Employment Agreements

CEO Employment Agreement (April 2, 2007 through April 1, 2010)

Mr. Leis entered into a three-year Employment Agreement with the Company and the Bank upon his appointment by the Board of Directors to serve as President and Chief Executive Officer, effective as of April 2, 2007, and amended as of February 13, 2008, which provides severance payments and benefits if his employment is terminated for various reasons including a change in control of the Company. The Agreement also provided for a tax “gross-up” payment in the event that his total payments under the Employment Agreement were subject to an excise tax under Section 4999 of the Internal Revenue Code. Mr. Leis received restricted stock and stock options upon his appointment to President and CEO.

Mr. Leis’ Employment Agreement has been revised to comply with the EESA and ARRA; namely, to comply with:

•

The imposition of clawback provisions (the ability to recover any bonus or incentive compensation where the payment was later found to have been based on statements of earnings, gains or other criteria which prove to be materially inaccurate);

•	The prohibition of golden parachute payments (limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service);

As restricted stock and stock options were granted under the Agreement were granted prior the enactment of ARRA in 2009, Mr. Leis is entitled to receive the shares as they continue to vest under the original vesting schedule. Please see the table “Outstanding Equity Awards at Fiscal Year-End” in this Proxy Statement.

A summary of the terms of Mr. Leis’ Employment Agreement prior to the enactment of the EESA and ARRA are listed below:

•	He received $100,000 in stock options and $100,000 in restricted shares, the value of each being determined as of April 2, 2007.

•

Mr. Leis is eligible to receive cash and long-term incentive bonus payments based upon his performance and accomplishments of business, financial, and other goals established by the Board of Directors. The cash portion of the bonus ranges from 0% to 150% of Mr. Leis’ base salary. The equity portion is awarded in the form of either stock option grants or restricted stock grants (or a combination of both). He has an opportunity to earn up to 75% of his base salary in equity for “Target Performance” and up to 150% of his base salary for “Maximum Performance.”

•	He is eligible to participate in the Company’s Deferred Compensation program and group benefit programs.

•

If Mr. Leis’ employment is terminated for cause, he will be paid his base salary earned to the date of termination. If Mr. Leis’ employment is terminated without cause (other than in connection with a change in control as defined in the Agreement), he is entitled to (i) his base salary earned to the termination date; and (ii) a one-time lump sum payment equal to three times his then current annual base salary.

•

If Mr. Leis’ employment is terminated in connection with a disability, he would be entitled to receive for a period of 12 months an amount equal to the difference between any disability payments provided by the Company’s insurance plans and his then current base salary. In addition, all of his unvested stock options and restricted stock would vest. As a result of his death, Mr. Leis’ estate would be entitled to an amount equal to his base salary through the date of his death and any compensation previously deferred by him. In addition, all of his unvested stock options and restricted stock would vest.

•

If Mr. Leis’ employment is terminated in connection with a change-in-control, he would be entitled to receive a severance payment equal to three times his annual total compensation (salary and bonuses) averaged over a three-year period immediately preceding the change-in-control.

•	He is eligible to receive a tax “gross-up” payment in the event that his total payments under the Employment Agreement were subject to an excise tax under Section 4999 of the Internal Revenue Code.

CEO Employment Agreement (April 2, 2010)

On March 11, 2010, Mr Leis entered into a new two year Employment Agreement with the Company to continue to serve as its President and Chief Executive Officer. The Agreement will become effective on April 2, 2010. A summary of the significant terms of Mr. Leis’ Employment Agreement are as follows:

•	He will receive an annual salary of $600,000, equal to the base salary paid in 2009;

•

He will be eligible to receive performance bonuses consistent with the Company’s applicable executive incentive program, based on his accomplishment of business and financial goals during the completed fiscal year, and upon the overall financial performance of the Company, and other goals as determined by the Board, to the extent permitted by law.

•	If Mr. Leis’ employment is terminated for cause, he will be paid his annual salary earned to the date of termination.

•

If Mr. Leis’ employment is terminated in connection with a disability, he would be entitled to receive for a period of twelve months an amount equal to the difference between any disability payments provided by the Company’s insurance plans and his current salary. In addition, all of his unvested stock options and restricted stock would vest. As a result of his death, Mr. Leis’ estate would be entitled to an amount equal to his salary earned through the date of his death; and any compensation previously deferred by him. In addition, all of his stock options and restricted stock would vest.

•

If Mr. Leis’ employment is terminated without cause, he is entitled to receive a) his salary earned through the date of his termination, and b) any earned, but unused vacation pay due at the time of termination. In addition, Mr. Leis and the Company shall enter into a Separation and Release Agreement, the form of which is attached as an exhibit to the Employment Agreement. Pursuant to the Separation and Release Agreement, Mr. Leis will be entitled to receive a separation payment in consideration for the covenants he makes in the agreement. These include covenants for one year, not to compete for business against the Company in certain counties in California and not to solicit business and/or employees from the Company. The amount of the separation payment will be the value to the Company of Mr. Leis’ covenants as determined by an independent third-party consultant selected by the Company which is experienced in estimating the fair market value of such covenants.

Deductibility Compliance

The accounting treatment for compensation of the Company’s employees is discussed in the Company’s 2009 Annual Report, in the following notes to the Consolidated Financial Statements of the Company: Note 1, Summary of Significant Accounting Policies; Note 15, Postretirement Benefits; Note 16, Income Taxes; Note 17, Employee Benefit Plans; and Note 19, Shareholders’ Equity.

While the Treasury holds an equity or debt position in the Company under the TARP CPP, no deduction will be claimed for federal income tax purposes for executive compensation that would not be deductible if 26 U.S.C. 162(m)(5) were to apply to the financial institution.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the Company’s highest paid executive officers, however, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. Section 162(m)(5) generally reduces the $1 million deduction limitation to $500,000 for certain taxable years and provides that certain exceptions to the deduction limitation, including the exception for performance-based compensation, are not applicable. This requirement effectively limits deductible compensation paid to the CEO, CFO and the three most highly compensated executive officers (other than the CEO and CFO) to $500,000.

The Company anticipates that approximately $100,000 of compensation for Mr. Leis will be nondeductible for the 2009 tax year under this limitation. As part of our overall review of executive compensation, the Compensation Committee will continue to monitor the cost of the lost tax deduction. At this time, we believe that our compensation practices are market-based and appropriate.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including Pacific Capital Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement. In addition, the Compensation Committee certifies that:

It has reviewed with the senior risk officer the senior executive officer (“SEO”), as defined by EESA, compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of Pacific Capital Bancorp;

It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Pacific Capital Bancorp to enhance the compensation of any employee.

This certification and narrative are being provided in accordance with the requirement of the Interim Final Rule of the United States Treasury, TARP Standards for Compensation and Corporate Governance, issued June 15, 2009.

Pacific Capital Bancorp Compensation Committee

Kathy Odell, Chair

Richard S. Hambleton, Jr.

Robert W. Kummer

SUMMARY COMPENSATION TABLE

(As of December 31, 2009)

The following Summary Compensation Table includes salary, bonus, other compensation, long-term compensation, and compensation expense computed according to the aggregate grant date value under FASB ASC Topic 718, for equity awards made in and prior to 2009 for the Named Executive Officers.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Leis, President and CEO	2009 2008 2007	$600,000 580,769 424,231	$10,000 5,000 115,000	$70,000 200,005 150,382	$0 198,756 148,306	$0 0 400,000	$0 0 0	$43,333 17,897 20,250	$723,333 1,002,427 1,258,169

Stephen V. Masterson, Former EVP and CFO	2009 2008	342,231 243,750	85,000 100,000	49,999 114,950	0 49,950	0 0	0 0	12,672 0	489,902 508,650

Clayton C. Larson, EVP Banking Executive (North)	2009 2008 2007	265,000 265,000 263,078	0 0 0	37,099 72,120 50,400	0 71,662 168,114	0 0 144,219	0 0 0	157,314 233,483 221,976	459,413 642,265 847,787

Frederick W. Clough, EVP & General Counsel	2009 2008 2007	230,000 230,000 228,637	0 0 0	29,998 57,490 43,840	0 57,142 41,906	0 0 115,000	0 0 0	19,800 17,676 19,494	279,798 362,308 448,877

Gordon J. Wahlgren EVP & Commercial Banking Executive	2009	216,154	2,650	31,768	0	0	0	0	250,482

(1)	Mr. Masterson, former Executive Vice President and Chief Financial & Operating Officer, resigned from the Company on December 3, 2009, which was effective March 12, 2010. Mr. Donald E. Lafler, former Chief Financial Officer of the Company from July 1995 to March 2006, was appointed as Interim Chief Financial Officer on January 26, 2010. Mr. Wahlgren assumed the leadership of the Commercial Banking Division in October 2009 and was promoted to Executive Vice President and Commercial Banking Executive on February 9, 2010.
(2)	Amounts in column (c) represent 2009 salaries earned by the NEOs. Also included in column (c) is a salary deferral of $94,262 for Mr. Leis and a salary deferral of $12,000 for Mr. Clough. Please refer to the Non-Qualified Deferred Compensation Chart within this Proxy Statement for further information.
(3)	Amounts in column (d) for Mr. Leis represent the fourth installment of a 10-year signing bonus earned in 2009 pursuant to his original employment offer letter of March 3, 2006. The amounts in this column also include a retention payment of $85,000 to Mr. Masterson; and a $2,400 incentive bonus to Mr. Wahlgren pursuant to our Deposit Incentive Program along with a $250 referral bonus.
(4)

Pursuant to new SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect of forfeitures. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding fiscal year required under the rules so that equity awards and stock options reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(5)	The fair values of stock options disclosed in column (f) are estimated at the date of grant using a binomial option-pricing model (“Pricing Model”). Assumptions used in the calculation of these amounts are included in Note 19, Shareholders’ Equity to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in our 2009 Annual Report filed with the SEC on March 11, 2010.
(6)	The Company does not have a defined benefit retirement plan for the NEOs. The deferred compensation plan does not provide above-market interest.

ALL OTHER COMPENSATION

Named Executive Officer	Stock Dividends on Unvested Restricted Stock ($)	401(k) Matching Contributions ($)	ESOP Dividends Paid to participant ($)	Term Life Insurance Premiums ($)	Car Allowances ($)	Perquisites ($)	Total Other Compensation ($)
Mr. Leis	$2,566	$9,825	$0	$529	$12,000	$18,413	$43,333
Mr. Masterson	1,247	4,208	0	217	7,000	0	12,672
Mr. Larson	1,532	0	3,045	489	26,720	30,060	157,314
Mr. Clough	1,286	9,810	0	68	0	8,636	19,800

(7)	The components of the All Other Compensation column are listed above and include stock dividends on unvested restricted stock and ESOP shares, 401(k) matching contributions by the Company, term life insurance premiums, and car allowances (the amount for Mr. Larson includes a cancellation fee on his car lease).

The “Perquisites” column includes (a) a payout of $18,413 to Mr. Leis for unused and over-accrued vacation (b) $30,060 to Mr. Larson for reimbursement of country club membership dues for business development purposes, and (c) reimbursement of $8,626 to Mr. Clough who had to cancel a pre-paid vacation due to business needs.

The “Total Other Compensation” column includes payments of $95,468 to Mr. Larson. At the time of our merger with the former Pacific Capital Bancorp in December 1998, Mr. Larson had an employment agreement in effect with that company, which expired in 2003. The merger also triggered an arrangement under which Mr. Larson is entitled to receive monthly payments for a period of 180 months. Payments are adjusted annually each year to reflect changes in the Cost of Living Index issued by the Bureau of Labor Statistics, using the date of retirement (age 65), as a base line. In the event that Mr. Larson dies before receiving the full amount to which he is entitled (payments expire in 2013), the Company would continue to make payments of the remaining balance to his designated beneficiary.

POSTRETIREMENT BENEFITS

Retiree Health Insurance Benefit

In December 2009, the Company’s Compensation Committee of the Board of Directors approved a reduction in the Company’s contributions towards retiree health insurance benefits effective March 1, 2010. Specifically, we discontinued Company contributions for retirees eligible for health insurance through Medicare, eliminated the contribution for the retiree health insurance for future retirees, and limited the contribution to 50% of the cost of health insurance premiums for retirees not yet eligible for Medicare.

From 1992 through 2009, the Company had provided eligible retirees with postretirement health care and dental benefit coverage. All eligible retirees were able to obtain health insurance coverage through the Company’s Retiree Health Plan. Pursuant to the Retiree Health Plan and the Key Employee’s Retiree Health Plan (the “Plans”), the Board could change the Plans to reduce levels or eliminate benefits at any time. The coverage is provided through the basic coverage plan provided for current employees. Prior to the reduction in benefits, the Company paid 60% to 100% of the insurance premium for eligible retirees. The range of premium paid on behalf of the retiree was dependent on the retiree’s number of years of service and age at retirement. Though the premiums for a retiree’s health coverage are not paid until after the employee retires, the Company is required to recognize the cost of those benefits as employees become eligible to receive the benefits.

Broad-Based Benefits Programs

The NEOs are entitled to participate in the benefit programs that are available to all full-time employees. These benefits include medical, dental, vision, and life insurance, healthcare reimbursement accounts, paid vacation, and, in 2009, company contributions to a 401(k) profit sharing retirement plan and the ESOP.

Incentive & Investment/Salary Savings Plan

The Incentive & Investment/Salary Savings Plan is a profit sharing plan with a 401(k) savings feature. The Company established the Incentive & Investment and Salary Savings Plan to give all eligible employees the opportunity to share in the Company’s economic success and to provide a measure of security with retirement benefits. The Plan consists of two components. The Incentive & Investment (“I&I”) portion is a traditional profit-sharing plan under which the Company may make contributions based on profits. An employee is eligible to participate in the I&I plan on the first of the month following the completion of one year of service in which the employee worked at least 1,000 hours. The Company did not make a profit-sharing contribution to the I&I plan in 2009.

The second component, the Salary Savings Plan [referred to as 401(k) Plan], is a salary reduction plan, which includes matching contributions by the Company. Employees are eligible to participate in the 401(k) on the first of the month following the completion of 250 hours of service. Each payday, an employee can defer up to 80% of his or her salary to the 401(k) Plan. During 2009, an employee could defer up to 80% of earnings up to a maximum of $16,500. During 2009, the Company matched the employee’s deferral at a rate equal to 100% of the first 3% of salary deferred, and 50% of the next 3% of salary deferred; however, there is no match on any catch-up contribution. The maximum amount of employer match is 4.5% of salary. Effective March 1, 2010, action was taken to suspend the employer match contribution for the remainder of fiscal 2010. The annualized savings from suspension of the 401(k) match is approximately $2.5 million. The Compensation Committee will reconsider its decision at the end of this year.

Employees who are age 50 or older could make an election to contribute an additional catch-up contribution of $5,500. In addition to the limit on elective deferrals for 2009, total annual contributions may not exceed the lesser of 100% of compensation, or $49,000. In addition, the amount of compensation that can be taken into account when determining employer and employee contributions is limited. In 2009, the compensation limitation was $245,000.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees, including the NEOs, to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours. Each year the Company endeavors to make a contribution to the Plan. The Plan Trustee, Schwab Retirement Plan Services, Inc., purchases our stock and allocates shares in book entry for eligible employees. Shares vest over a period of seven years as follows:

•	20% after 2 years of service

•	30% after 3 years of service

•	40% after 4 years of service

•	60% after 5 years of service

•	80% after 6 years of service

•	100% after 7 years of service

A participant, who terminates employment prior to being 100% vested in the Plan, forfeits his or her unvested portion. Participants can elect to receive cash dividends or have the dividends reinvested, which are invested in a guaranteed income fund. From time to time, funds are used to purchase additional shares of Company stock, as determined by the Retirement Plan Advisory Committee. The Company did not make a contribution to the Plan in 2009.

Under both the Incentive & Investment/Salary Savings Plan and the Employee Stock Ownership Plan, an employee may elect to take a distribution and roll it into an IRA account or take a distribution from the plan at age 59 1/2 without penalty of taxes.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:(2) Number of Shares of Stock or Units (#) (i)	All Other Option Awards:(3) Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh)(4) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($/Sh) (I)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Leis	2/17/2009	$0	$0	$0				8,872	0	$7.89	$70,000
Mr. Masterson	2/17/2009	0	136,892	256,673				6,337	0	7.89	49,999
Mr. Larson	2/17/2009	0	132,500	225,250				4,702	0	7.89	37,099
Mr. Wahlgren	2/17/2009	0	108,077	183,731				4,015	0	7.89	31,678
Mr. Clough	2/17/2009	0	92,000	172,500				3,802	0	7.89	29,998

(1)	The incentive amounts reported in columns (d) and (e) are calculated based on salaries earned through December 31, 2009. Mr. Leis was not eligible to receive incentive compensation as a result of the executive compensation restrictions imposed by EESA, as amended by ARRA.

(2)	Restricted stock awards granted in 2009 generally vest over a four-year period in 25% annual increments on the grant date anniversary. Because we are a participant in the TARP CPP, we are subject to Interim Final Rules that were adopted by the Treasury Department on June 15, 2009. Under those rules, there are restrictions on vesting schedules that apply to restricted stock grants made subsequent to February 11, 2009 to the five most highly-compensated executives. Equity awards granted prior to February 11, 2009, are not subject to TARP.

Because Mr. Leis is among the five most highly-compensated executives of the Company, his 2009 equity grant is subject to the Interim Final Rules, which require a minimum two-year vesting period after the grant date and prescribe a complex schedule under which such stock may become transferable. Restricted stock granted on February 27, 2009, to Messrs. Larson, Clough and Wahlgren each vest in 25% increments over a four-year period. Mr. Masterson received 25% of his award on the first vesting date (February 27, 2010), and forfeited the remaining shares upon his resignation from the Company, effective of March 12, 2010.

Information about restricted stock awards granted in February 2010 for 2009 performance is included in the CD&A Report within this Proxy Statement.

(3)	None of the NEOs received stock options in 2009. Generally, stock option awards are exercisable in cumulative 20% installments on each anniversary grant date and expire ten years from the date of grant. All options granted under the 2008 Equity Incentive Plan have an option price set at 100% of the market value of the closing price of the Company’s common stock on the date of the grant. Vesting schedules for most grants of employee stock options prior to October 2007 provided for cumulative 20% installments (20% after six months and 20% on each grant date anniversary thereafter). Stock options granted under the 2002 Plan and the 2008 Plan expire ten years from the date of grant.

(4)	The exercise or base price of option awards reflect the closing stock price on the date the stock was granted.

(5)	The amounts in column (l) reflect the grant date fair value of restricted stock grants during 2009. The grant date price of restricted stock grants made to Messrs. Leis, Masterson, Larson, Clough and Wahlgren on February 17, 2009, was $7.89 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) N/A	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) N/A
Mr. Leis	8,000 3,147 4,367 6,603	2,000 2,098 6,550 26,413	—	$33.64 32.00 31.68 21.02	3/20/16 3/01/17 4/02/17 2/22/18	21,948	$21,070	—	—

Mr. Masterson	1,500	6,000	—	22.99	4/20/18	9,670	9,283	—	—

Mr. Larson	13,333 3,147 24,908 2,380	0 2,098 0 9,524	—	28.19 32.00 23.13 21.02	4/28/14 3/01/17 7/23/12 2/22/18	12,729	12,220	—	—

Mr. Clough	13,333 2,730 1,898	0 1,820 7,594	—	28.19 32.00 21.02	4/28/14 3/01/17 2/22/18	10,790	10,358	—	—

Mr. Wahlgren	4,000 642	1,000 2,570	—	32.81 21.02	12/12/16 2/22/18	5,482	5,263	—	—

(1)	With the exception of an April 2, 2007, grant to Mr. Leis, all stock options granted to the NEOs prior to October 2007 referenced in this table have a 10-year term and vest over a four-year period as follows: 20% on the six-month anniversary; 20% on the one-year anniversary; and 20% on each anniversary thereafter. Beginning in October 2007, stock options vest over a five-year period as follows: 20% on the one-year anniversary and 20% on each anniversary thereafter and have a 10-year term. Pursuant to Mr. Leis’ 2007 Employment Agreement, his April 2, 2007, stock option grant has a 10-year term and vests over a five-year period in equal 20% installments on each grant date anniversary.
(2)	This column represents the unvested shares for restricted stock awards granted in 2005 through 2009. The number of unvested shares for each individual grant is detailed in the chart following footnote (3) below.
(3)	This column represents the aggregate market value of unvested restricted shares, which are calculated by multiplying the number of restricted shares by the Company’s closing share price of $0.96 on December 31, 2009. The market value for the unvested shares is detailed in the chart below.

Named Executive Officer	Grant Date	Unvested Restricted Shares (#)	Market Value ($)
Mr. Leis	3/20/2006 3/01/2007 4/02/2007 2/22/2008 2/17/2009	3,500 1,340 1,893 6,343 8,872	$3,360 1,286 1,817 6,089 8,517

Mr. Masterson	4/21/2008 2/17/2009	3,333 6,337	3,200 6,084

Mr. Larson	5/27/2005 2/15/2006 3/01/2007 2/22/2008 2/17/2009	1,600 2,800 1,340 2,287 4,702	1,536 2,688 1,286 2,196 4,514

Mr. Clough	5/27/2005 2/15/2006 3/01/2007 2/22/2008 2/17/2009	1,200 2,800 1,165 1,823 3,802	1,152 2,688 1,118 1,750 3,650

Mr. Wahlgren	3/01/2007 2/22/2008 2/17/2009	850 617 4,015	816 592 3,864

The vesting schedules for the NEO’s outstanding restricted stock holdings listed in footnote (3) are summarized in the table below.

Grant Date	Remaining Vesting Dates	Vesting Schedule	Mr. Leis	Mr. Masterson	Mr. Larson	Mr. Clough	Mr. Wahlgren

5/27/2005	5/27/2010	40% on 5th grant date anniversary			X	X
2/15/2006	2/15/2010 2/15/2011	30% on 4th grant date anniversary 40% on 5th grant date anniversary			X
3/20/2006	3/20/2010 3/20/2011	33% on each grant date anniversary	X
3/01/2007	3/01/2010 3/01/2011 3/01/2012	15% on 3rd grant date anniversary 30% on 4th grant date anniversary 40% on 5th grant date anniversary	X		X	X	X
4/02/2007	4/02/2010 4/02/2011 4/02/2012	20% on each grant date anniversary	X
2/22/2008	2/22/2010 2/22/2011	25% on each grant date anniversary	X		X	X	X
4/21/2008	4/21/2010 4/21/2011	33% on each grant date anniversary*		X
2/17/2009	2/17/2011 2/17/2012 2/17/2013	50% on 2/17/2011 25% on 2/17/2012 25% on 2/17/2013	X
2/17/2009	2/17/2011 2/17/2012 2/17/2013	25% on each grant date anniversary		X	X	X	X
*	Mr. Masterson forfeited his remaining shares upon his resignation from the Company, effective March 12, 2010.

OPTION EXERCISES AND STOCK VESTED

(As of December 31, 2009)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Mr. Leis	0	$0	4,711	$32,229
Mr. Masterson	0	0	1,667	12,803
Mr. Larson	0	0	3,101	19,663
Mr. Clough	0	0	2,549	16,524
Mr. Wahlgren	0	0	409	2,751

(1)	The number of vested shares in the chart above reflects the gross amount of shares, without netting any shares surrendered to pay taxes. The aggregate dollar amount realized upon vesting was calculated by multiplying the number of shares by the fair market value on the vesting date. The vesting for each individual grant is detailed in the chart below.

Named Executive Officer	Date of Restricted Stock Vesting	Shares Vested (#)	Vesting Price ($)
Mr. Leis	2/22/2009 (1st anniversary) 3/01/2009 (2nd anniversary) 3/20/2009 (3nd anniversary) 4/02/2009 (2nd anniversary)	3,172 157 750 632	$6.56 7.24 7.03 7.93

Mr. Masterson	4/21/2009 (1st anniversary)	1,667	$7.68

Mr. Larson	2/15/2009 (3rd anniversary) 2/22/2009 (1st anniversary) 3/01/2009 (2nd anniversary) 5/27/2009 (4th anniversary)	600 1,144 157 1,200	$8.55 6.56 7.24 4.91

Mr. Clough	2/15/2009 (3rd anniversary) 2/22/2009 (1st anniversary) 3/01/2009 (2nd anniversary) 5/27/2009 (4th anniversary)	600 912 137 900	$8.55 6.56 7.24 4.91

Mr. Wahlgren	2/22/2009 (1st anniversary) 3/01/2009 (2nd anniversary)	309 100	$6.56 7.24

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Company established the Pacific Capital Bancorp Deferred Compensation Plan (“DCP”) to provide senior officers with a tax-efficient means to save for retirement. The Board of Directors determined (based on market practices) that the DCP would enable the Company to compete more effectively in the market for executive talent. The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased bank-owned life insurance to fund this liability.

The DCP was amended on January 1, 2005, to comply with Internal Revenue Code Section 409A, which, among other things, prescribes rules regarding the timing of deferral elections and distributions. The DCP allows our Board of Directors and certain executives to save pre-tax dollars in a tax-deferred retirement program. Payouts of deferred compensation under the DCP begin upon retirement, termination of employment, disability or death or previously elected payment date. However, in the event of an unforeseeable financial emergency and approval of the Compensation Committee, a participant may be allowed to access funds earlier. Benefits can be received either as a lump-sum payment or in annual installments.

Through 2009, senior officers, including the NEOs, may defer up to 90% of their annual salary and up to 100% of their commission or bonus and can specify allocation amounts in increments of 1%. The Board of Directors may defer up to 100% of their Director fees. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of measurement funds, including international, U.S. equity, bond and money market measurement funds. If a participant does not elect any measurement fund, the account balance is automatically allocated into the lowest-risk measurement fund. The performance of each fund (either positive or negative) is determined on a daily basis based on the manner in which a participant’s account balance has been allocated among the funds.

Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

Annually, a participant may elect to defer base salary, bonus, commissions and/or Director fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary, Bonus, Commissions and/or long-term incentive amounts	$5,000 aggregate
Director Fees	0

A participant may elect to defer up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	90%
Bonus	100%
Commissions	100%
LTIP Amounts	100%
Director Fees	100%

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Mr. Leis	$94,262	$0	$135,047	$0	$182,410
Mr. Larson	0	0	(141,708)	0	1,043,556
Mr. Clough	12,000	0	12,800	0	94,467
Mr. Wahlgren	0	0	0	0	0

(1)	These amounts are included in the Summary Compensation Table in the “Salary” column.
(2)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

OTHER INFORMATION

Other Business Matters

We have received no notice of any other items submitted for consideration at the Annual Meeting and except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval, management neither knows of nor contemplates any other business that will be presented for action by the shareholders at the Meeting. If any further business is properly presented at the Annual Meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

Shareholder Process to Submit Director Candidates

The Governance & Nominating Committee will consider candidates nominated by shareholders for next year’s meeting if the nomination is made in writing. Shareholder nominations must be made in accordance with the procedures outlined in the Company’s Bylaws and must be addressed to the Corporate Secretary, P. O. Box 60839, Santa Barbara, CA 93160-0839.

Shareholders who wish to nominate a candidate for consideration by our Board of Directors must comply with the procedures outlined herein. The Governance & Nominating Committee will evaluate qualified candidates in the same manner as nominees submitted by the Board.

Authority to Make Nominations. Pursuant to our Bylaws, nominations for Directors may be made by the Board of Directors or by any holder of record of any outstanding class of capital stock of the Company entitled to vote for the election of Directors.

Nomination Procedure. Shareholder nominations for Directors must be made in writing and delivered or mailed to the Corporate Secretary not less than 14 days nor more than 50 days before the Annual Meeting. If the Company should give less than a 21-day notice of the meeting to shareholders, however, nominations should be delivered to the Corporate Secretary no later than the close of business on the seventh day following the notice to shareholders.

Any shareholder nomination must be accompanied by a written statement signed and acknowledged by the nominee consenting to his or her nomination and agreeing to serve as director if elected, and must contain the following information, to the extent known to the nominating shareholder:

•	The name and address of each proposed nominee;

•	The total number of shares of capital stock of the Company expected to be voted for each proposed nominee;

•	The principal occupation of each proposed nominee;

•	The name and residence address of the nominating shareholder; and

•	The number of shares of capital stock of the Company owned by the nominating shareholder.

Shareholder Proposals for 2011 Annual Meeting

Any shareholder who intends to present a proposal at the 2011 Annual Meeting, other than a director nomination, must deliver the written proposal to the Corporate Secretary at P. O. Box 60839, Santa Barbara, CA 93160-0839, in accordance with the following deadlines in order for the submission of such shareholder proposal to be considered timely:

•	No later than November 19, 2010, if the proposal is to be submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act; provided that if the date of the

2011 Annual Meeting is more than thirty (30) days before or after April 29, 2011, then the proposal must be submitted a reasonable time before the Company begins to print and send its proxy materials. A shareholder must include proof of ownership of the Company’s common stock in accordance with Rule 14a(8)(b)(2). We encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may also want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

•

On or after December 30, 2010 and on or before January 29, 2011, if the proposal is submitted pursuant to Section 2.11.1(B) of our Bylaws, provided that in the event that the date of the 2011 Annual Meeting is more than thirty (30) days before or more than sixty (60) days after April 29, 2011, the proposal must be delivered (i) not earlier than the close of business on the 120th day prior to the 2011 Annual Meeting and (ii) not later than the close of business on the later of (x) the 90th day prior to the 2011 Annual Meeting or (y) the 10th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made. We are not required to include any proposal submitted solely pursuant to Section 2.11.1(B) of our Bylaws in our proxy materials. Any proposal submitted must meet all the requirements of our by-laws, which can be found on our website, www.pcbancorp.com/investors.

Additional Proxy Material

A copy of our 2009 Annual Report is being mailed with this Proxy Statement and Proxy Card to each shareholder of record. If you do not receive a copy of the 2009 Annual Report, you may obtain one without charge by sending a request to our Corporate Secretary at P. O. Box 60839, Santa Barbara, CA 93160-0839. Our proxy materials are also accessible through our website, www.pcbancorp.com/investors.

No Incorporation by Reference of Certain Portions of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor is such report to be incorporated by reference into any future filings made by us under those statutes.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Daylight Time April 28, 2010.

INTERNET http://www.proxyvoting.com/pcbc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

68265

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 3.
Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

Nominees:	☐	☐	☐

2. Ratification of Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for 2010.

3. Approval of a Non-binding Advisory Proposal on the Compensation of the Named Executive Officers.

01 H. Gerald Bidwell					☐	☐	☐
02 Edward E. Birch
03 Richard S. Hambleton, Jr.
04 D. Vernon Horton
05 S. Lachlan Hough					FOR	AGAINST	ABSTAIN
06 Roger C. Knopf
07 George S. Leis					☐	☐	☐
08 William R. Loomis, Jr.
09 John R. Mackall
10 Richard A. Nightingale
11 Kathy J. Odell
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				I/WE will attend the Meeting	☐	YES

*Exceptions				Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Pacific Capital Bancorp account online.

Access your Pacific Capital Bancorp account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Pacific Capital Bancorp, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders on April 29, 2010. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.pcbancorp.com/investors

▼ FOLD AND DETACH HERE ▼

PROXY

PACIFIC CAPITAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS – APRIL 29, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of Pacific Capital Bancorp hereby appoints George S. Leis and Carol M. Zepke, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact of the undersigned, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Capital Bancorp common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held the Lobero Theatre, 33 East Canon Perdido, Santa Barbara CA, 93101 on April 29, 2010 at 10:00 a.m. PDT, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy/voting instruction card also provides voting instructions for shares held in the Company’s Incentive & Investment/Salary Savings Plan (“I&I”) and the Employee Stock Ownership Plan (“ESOP”).

This proxy/voting instruction card when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted “For” the nominees listed on the reverse side and “For” all other proposals in accordance with the recommendation of the Board of Directors. If you have a beneficial interest in shares held by the I&I and ESOP plans, this card also constitutes your voting instructions to the trustee of the plans and if you do not sign and return this card, your shares will be voted by the trustee “For” the nominees listed on the reverse side and “For” all other proposals in accordance with the recommendation of the Board of Directors. The trustee cannot guarantee that voting instructions received after April 22, 2010, will be counted.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)